QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.7

EXECUTION COPY

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

AMONG

ADDISON ENERGY INC.

AS BORROWER,

AND

BANK ONE, NA, CANADA BRANCH

AND THE INSTITUTIONS NAMED HEREIN

AS LENDERS,

BANK ONE, NA, CANADA BRANCH

AS ADMINISTRATIVE AGENT

AND

BNP PARIBAS (CANADA)

AS SYNDICATION AGENT

AND

THE BANK OF NOVA SCOTIA AND THE TORONTO-DOMINION BANK

AS CO-DOCUMENTATION AGENTS

AND

BANC ONE CAPITAL MARKETS, INC. AND CREDIT SUISSE FIRST BOSTON

AS JOINT LEAD ARRANGERS

AND

BANC ONE CAPITAL MARKETS, INC.

AS SOLE BOOKRUNNER

JANUARY 27, 2004

C$250,000,000 CANADIAN REVOLVING CREDIT

i

	(l)	Casualties; Taking of Properties	25
	(m)	Use of Proceeds	25
	(n)	Location of Business and Offices	25
	(o)	Compliance with the Law	25
	(p)	No Material Misstatements	26
	(q)	Legal Names	26
	(r)	Environmental Matters	26
	(s)	Liens	26
	(t)	Solvency	26
11.	Conditions of Lending.		27
12.	Affirmative Covenants		29
	(a)	Financial Statements and Reports	29
	(b)	Certificates of Compliance	29
	(c)	Taxes and Other Liens	30
	(d)	Compliance with Laws	30
	(e)	Further Assurances	30
	(f)	Performance of Obligations	30
	(g)	Insurance	30
	(h)	Accounts and Records	31
	(i)	Right of Inspection	31
	(j)	Notice of Certain Events	31
	(k)	Environmental Reports and Notices	31
	(l)	Compliance and Maintenance	32
	(m)	Operation of Properties	32
	(n)	Compliance with Leases and Other Instruments	32
	(o)	Certain Additional Assurances Regarding Maintenance and Operations of Properties	33
	(p)	Sale of Certain Assets/Prepayment of Proceeds	33
	(q)	Title Matters	33
	(r)	Curative Matters	33
	(s)	Change of Principal Place of Business	34
	(t)	Additional Collateral	34
	(u)	Cash Collateral Accounts	34
	(v)	Subsidiary Guarantors	34
	(w)	Conduct of Business	35
13.	Negative Covenants		35
	(a)	Negative Pledge	35
	(b)	Consolidated Current Ratio	35
	(c)	Debt Coverage Ratio	35
	(d)	Interest Coverage Ratio	35
	(e)	Senior Debt Coverage Ratio	36
	(f)	Consolidations and Mergers	36
	(g)	Debts, Guaranties and Other Obligations	36
	(h)	Restricted Payments	37
	(i)	Loans and Advances	37
	(j)	Receivables and Payables	37
	(k)	Nature of Business	37
	(l)	Transactions with Affiliates	38
	(m)	Rate Management Transactions	38
	(n)	Investments	38
	(o)	Amendment to Articles of Organization	38
	(p)	Issuance of Preferred Stock	38
	(q)	Outstanding Principal Balance of Addison Note	39
	(r)	Modifications to the Senior Note Documents	39
14.	Events of Default		39
15.	The Agent and the Lenders.		41

	(a)	Appointment and Authorization	41
	(b)	Note Holders	42
	(c)	Consultation with Counsel	42
	(d)	Documents	42
	(e)	Resignation or Removal of Agent	42
	(f)	Responsibility of Agent	42
	(g)	Independent Investigation	44
	(h)	Indemnification	44
	(i)	Benefit of Section 15	44
	(j)	Pro Rata Treatment	44
	(k)	Assumption as to Payments	44
	(l)	Other Financings	45
	(m)	Interests of Lenders	45
	(n)	Investments	45
16.	Exercise of Rights		45
17.	Notices		45
18.	Expenses		46
19.	Indemnity		46
20.	Governing Law		47
21.	Invalid Provisions		47
22.	Maximum Interest Rate		47
23.	Amendments		47
24.	Multiple Counterparts		48
25.	Conflict		48
26.	Survival		48
27.	Parties Bound		48
28.	Assignments and Participations.		48
	(a)	Permitted Purchasers and Minimum Amount	48
	(b)	Consents	48
	(c)	Assignment	48
	(d)	Register	49
	(e)	Participations	49
	(f)	Information	50
29.	Confidentiality		50
30.	Choice of Forum: Consent to Service of Process and Jurisdiction		50
31.	Waiver of Jury Trial		51
32.	Other Agreements		51
33.	Financial Terms		51
34.	Interpretation, etc		51
35.	Original Credit Agreement		51

Exhibits
Exhibit "A"	—	Form of Notice of Borrowing
Exhibit "B"	—	Form of Revolving Note
Exhibit "C"	—	Form of Subsidiary Guaranty
Exhibit "D"	—	Form of Parent Guaranty
Exhibit "E"	—	Form of Certificate of Compliance
Exhibit "F"	—	Form of Assignment and Acceptance Agreement
Exhibit "G"	—	Form of Subordination Agreement
Schedules
Pricing Schedule
Schedule 1	—	Liens
Schedule 2	—	Financial Condition
Schedule 3	—	Liabilities
Schedule 4	—	Litigation
Schedule 5	—	Subsidiaries
Schedule 6	—	Environmental Matters
Schedule 7	—	Title Matters
Schedule 8	—	Curative Matters
Schedule 9	—	North Coast Hedges

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

        THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (hereinafter referred to as the "Agreement") executed as of the 27th day of January, 2004, by and between ADDISON ENERGY INC., an Alberta, Canada corporation ("Borrower") and BANK ONE, NA, CANADA BRANCH (in its individual capacity, "Bank One"), and each of the financial institutions which is a party hereto (as evidenced by the signature pages to this Agreement) or which may from time to time become a party hereto pursuant to the provisions of Section 28 hereof or any successor or assignee thereof (hereinafter collectively referred to as "Lenders", and individually, "Lender") and Bank One, as Administrative Agent (in its capacity as Administrative Agent, "Agent"), BNP Paribas (Canada), as Syndication Agent, The Bank of Nova Scotia, as Co-Documentation Agent and The Toronto-Dominion Bank, as Co-Documentation Agent.

W I T N E S S E T H:

        WHEREAS, Borrower, certain of the Lenders and Bank One, as administrative agent, are parties to that certain Second Amended and Restated Credit Agreement dated as of July 29, 2003 pursuant to which the lenders thereunder agreed to provide Borrower certain credit facilities in the form therein described (as amended, the "Original Credit Agreement");

        WHEREAS, Borrower has requested that the Lenders and Agent agree to make certain changes to the Original Credit Agreement and has requested that the Original Credit Agreement and the schedules thereto be amended and restated in their entirety; and

        WHEREAS, such Lenders and the Agent are willing to agree to such requests subject to the conditions and on the terms herein set forth, and CSFB Toronto Branch (as defined in Section 1 hereof) and Bank of America N.A., by its Canada Branch, are each willing to become a party as a lender to such amended and restated agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

        1.     Definitions. When used herein the following terms shall have the following meanings:

        Acquisition means the acquisition by the Company or any Subsidiary of the Company that is a "Borrower" or a "Subsidiary Guarantor" under the U.S. Credit Agreement or the "Borrower" or a "Subsidiary Guarantor" under this Agreement, whether by purchase, merger (and, in the case of a merger of any such Person, with such Person being the surviving corporation), amalgamation, plan of arrangement or otherwise, of all or substantially all of the Capital Stock of, or the business, property or fixed assets of or business line or unit or a division of, any other Person primarily engaged in the business of producing oil or natural gas or the acquisition by such Person of property or assets consisting of oil, gas or mineral interests.

        Addison Note means that certain Amended and Restated Promissory Note dated October 17, 2003, in the original principal amount of C$100,000,000 from Borrower, as maker, to Taurus, as payee, which note was issued in substitution for and replacement of, but not in payment of, that certain Promissory Note dated June 29, 2001 in the stated principal amount of C$100,000,000 from Borrower, as maker, to Taurus (as assignee of the Company), as payee, together with all amendments, modifications, restatements, renewals and extensions thereof or any part thereof.

        Advance means a borrowing hereunder (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of BA Rate Loans, for the same Interest Period.

        Affiliate means any Person which, directly or indirectly, controls, is controlled by or is under common control with the relevant Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean a member of the board of directors, a partner or an officer of such

Person, or any other Person with possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership (of record, as trustee, or by proxy) of voting shares, partnership interests or voting rights, through a management contract or otherwise. Any Person owning or controlling directly or indirectly ten percent or more of the voting shares, partnership interests or voting rights, or other equity interest of another Person shall be deemed to be an Affiliate of such Person.

        Agent is used herein as defined in the preamble hereof.

        Agreement is used herein as defined in the preamble hereof.

        Applicable Margin means, (i) with respect to any Advance of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type set forth in the Pricing Schedule, and (ii) with respect to the determination of the Unused Commitment Fee, the percentage rate per annum which is applicable at such time with respect thereto set forth in the Pricing Schedule.

        Approved Counterparty means, at any time and from time to time, (i) Agent, any Lender, or any Affiliate of Agent or any Lender, (ii) J. Aron & Company, Morgan Stanley Capital Group Inc., Bank of America N.A., and Sempra Energy Trading Corp. so long as such Person has, at the time Borrower or any Subsidiary Guarantor enters into a Rate Management Transaction with such Person, a credit rating of BBB or better from S&P or Baa1 or better from Moody's and (iii) any other Person engaged in the business of writing hedges for commodity, interest rate or currency risk that is acceptable to Agent and has, at the time Borrower or any Subsidiary Guarantor enters into a Rate Management Transaction with such Person, a credit rating of BBB or better from S&P or Baa1 or better from Moody's.

        Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

        Arrangers means, collectively, Banc One Capital Markets, Inc. and CSFB in their capacity as Joint Lead Arrangers under this Agreement.

        Assignment and Acceptance means a document substantially in the form of Exhibit "F" hereto.

        BA Rate means, in respect of a BA Rate Advance, the Applicable Margin plus (i) for a Lender that is listed in Schedule I to the Bank Act (Canada), the average yield (expressed as a rate per annum) for bankers' acceptances accepted by such Lender as quoted on the CDOR page of Reuter Money Monitor Rates Service (or such other page as may, from time to time, replace such page on that service for the purpose of displaying yields for bankers' acceptances accepted by leading Canadian financial institutions) at approximately 10:00 a.m. (Toronto time) on a Borrowing Date for the purchase by such Lenders of bankers' acceptances having a comparable maturity date as the maturity date of such BA Rate Advance; or, if such rate is not available at or about such time, the average of the yields (expressed as a rate per annum to five decimal places) as quoted to the Agent by such Lenders as of 10:00 a.m. (Toronto time) on such Borrowing Date for the purchase of bankers' acceptances accepted by such Lenders having a comparable maturity date as the maturity date of such BA Rate Advance; and (ii) for a Lender that is not listed in Schedule I to the Bank Act (Canada), the rate established by the Agent to be the lesser of (A) the CDOR Rate plus .10% per annum; and (B) the average of the bankers' acceptance rates (expressed to five decimal places) as quoted to the Agent by such Lenders as of 10:00 a.m. (Toronto time) on such Borrowing Date for bankers acceptances having a comparable maturity date as the maturity date of such BA Advance.

        BA Rate Advance means an Advance which, except as otherwise provided in Section 4(a), bears interest at the BA Rate.

        BA Rate Loans means any Loan during any period which bears interest based at the BA Rate.

        Bank One is used herein as defined in the preamble hereof.

        Borrower is used herein as defined in the preamble hereof.

        Borrowing Base means the value, in Canadian Dollars, assigned by the Lenders from time to time to the Oil and Gas Properties pursuant to Section 7 hereof.

        Borrowing Base Deficiency is used herein as defined in Section 9(b) hereof.

        Borrowing Base Usage means, as of any date and for all purposes, the quotient, expressed as a percentage, of (i) all amounts outstanding on the Loan, divided by (ii) the Borrowing Base.

        Borrowing Date means the date elected by Borrower pursuant to Section 2(b) hereof for an Advance on the Loan.

        Business Day means a day (other than Saturdays or Sundays) on which banks are legally open for business in New York, New York, Toronto, Ontario, Canada, Montreal, Quebec, Canada and Calgary, Alberta, Canada.

        Canadian Dollars and the sign "C$" mean freely transferable Canadian dollars.

        Canadian Prime Rate means a rate per annum equal to the higher of (i) the rate of interest per annum announced by the Agent from time to time as its reference rate of interest for Canadian Dollar commercial loans made to borrowers in Canada, and (ii) the sum of (A) CDOR Rate in effect on such day for bankers acceptances with a 30 day maturity date plus (B) 1%.

        Capital Lease means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

        Capital Stock means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

        Capitalized Lease Obligation means, with respect to any Person for any period, any obligation of such Person to pay rent or other amounts under a Capital Lease; the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

        Cash Collateral Accounts is used herein as defined in Section 12(v) hereof.

        CDOR Rate means on any date, the annual rate of interest which is the rate based on an average yield (expressed as a rate per annum) applicable to Canadian Dollar bankers' acceptances for the applicable period appearing on the "Reuters Screen CDOR Page" (as defined in the International Swaps and Derivatives Association, Inc. 2003 definitions, as modified and amended from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 a.m. (Toronto time), on such date, or if such date is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Reuters Screen CDOR Page on such date as contemplated, then the CDOR Rate on such date shall be calculated as the arithmetic mean of the rates for the term referred to above applicable to Canadian Dollar bankers' acceptances quoted by the banks listed in Schedule I of the Bank Act (Canada) as of 10:00 a.m. (Toronto time) on such date or, if such date is not a Business Day, then on the immediately preceding Business Day.

        Cerberus means, collectively, Cerberus Capital Management and any Affiliates, funds or managed accounts of Cerberus Capital Management or its Affiliates.

        Cerberus Capital Management means Cerberus Capital Management, L.P., a Delaware limited partnership.

        Change of Control means, at any time, (i) the Control Group shall cease to beneficially own and control at least 60% on a fully diluted basis of the economic and voting interests in the Capital Stock of Holdings owned by the Control Group on the Effective Date; (ii) any Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Control Group (a) shall have acquired beneficial ownership of 51% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (iii) Holdings shall cease to beneficially own and control, on a fully diluted basis, 100% of the economic and voting interest in the Capital Stock of the Company; (iv) the Company shall cease to beneficially own and control, on a fully diluted basis, 100% of the economic and voting interest in the Capital Stock of Borrower; or (v) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who either (a) were members of the board of directors of Holdings on the Effective Date or (b) were nominated for election by the board of directors of Holdings, a majority of whom were directors on the Effective Date or whose election or nomination for election was previously approved by a majority of such directors.

        Claim is used herein as defined by Section 19 hereof.

        Collateral is used herein as defined in Section 6 hereof.

        Company means EXCO Resources, Inc., a Texas corporation.

        Commitment means the Revolving Commitment.

        Consolidated or consolidated, when used with reference to any accounting term, means the amount described by such accounting term, determined on a consolidated basis in accordance with GAAP, after elimination of intercompany items.

        Consolidated Current Assets means, as of any date of determination, the total of the consolidated current assets of the Company determined in accordance with GAAP as of such date, plus, the amount by which the Revolving Commitment exceeds the Total Outstandings as of such date, less any amount required to be included in Consolidated Current Assets as a result of the application of FASB Statement 133 as of such date.

        Consolidated Current Liabilities means, as of any date of determination, the total of consolidated current obligations of the Company as determined in accordance with GAAP as of such date, less any amount required to be included in Consolidated Current Liabilities as a result of the application of FASB Statement 133 as of such date.

        Consolidated Current Ratio means, as of any date of determination, the ratio of Consolidated Current Assets to Consolidated Current Liabilities as of such date.

        Consolidated EBITDA means, without duplication and with respect to any Person for any period, the sum of (i) Consolidated Net Income of such Person for such period; plus, to the extent deducted in the determination of Consolidated Net Income for such period, (A) income tax expense (but excluding income tax expense relating to the sales or other disposition of assets, including Capital Stock, the gains and losses of which are excluded in the determination of Consolidated Net Income), plus (B) Consolidated Interest Expense, plus (C) depreciation, depletion, accretion and amortization expense, plus (D) any non-cash expenses and non-cash losses reducing Consolidated Net Income, minus (ii) any non-cash income and non-cash gains increasing Consolidated Net Income; provided that, with respect to the Company for any period ending before December 31, 2004, Consolidated EBITDA for such period shall be the actual Consolidated EBITDA of the Company for the period from January 1, 2004 to the end of such period multiplied by a fraction, the numerator of which is four (4) and the denominator of which is the number of fiscal quarters ended since January 1, 2004, including the then ending fiscal quarter.

        Consolidated Funded Debt means, as of any date, without duplication and with respect to any Person, (i) all obligations for borrowed money or for the purchase price of property, (ii) all obligations evidenced by bonds, debentures, notes, bankers acceptances' or other similar instruments, (iii) all other indebtedness (including obligations under Capital Leases, other than usual and customary oil and gas leases) on which interest charges are customarily paid or accrued, (iv) all guarantees of indebtedness, including reimbursement obligations with respect to letters of credit, (v) the unfunded or unreimbursed portion of all letters of credit, (vi) any indebtedness or other obligation secured by a Lien on assets, whether or not assumed, and (vii) all liability as a general partner of a partnership for obligations of that partnership of the nature described in (i) through (vi) preceding.

        Consolidated Interest Expense means, when used with reference to any Person for any period, without duplication, (i) the aggregate of all interest paid or accrued by such Person, on a consolidated basis, in respect of indebtedness of any such Person, on a consolidated basis, including all interest, fees and costs payable with respect to the obligations related to such indebtedness (other than fees and costs which may be capitalized as transaction costs in accordance with GAAP) and the interest component of Capitalized Lease Obligations, all as determined in accordance with GAAP; provided that, with respect to the Company for any period ending before December 31, 2004, Consolidated Interest Expense for such period shall be the actual Consolidated Interest Expense of the Company for the period from January 1, 2004 to the end of such period multiplied by a fraction, the numerator of which is four (4) and the denominator of which is the number of fiscal quarters ended since January 1, 2004, including the then ending fiscal quarter.

        Consolidated Net Income means, when used with reference to any Person for any period, the consolidated net income (or loss) of such Person, on a consolidated basis, for such period taken as a single accounting period calculated in accordance with GAAP, provided that (i) any non-cash gains or losses as a result of the application of FASB Statement 133, FASB Statement 121, FASB Statement 142 and FASB Statement 143 shall be excluded from Consolidated Net Income; (ii) any non-cash gains or losses as a result of the application of ceiling test write downs shall be excluded from Consolidated Net Income, (iii) the income of any Person which is not a Subsidiary or is accounted for by the Company by the equity method of accounting shall be included in Consolidated Net Income only to the extent of the amount of dividends or distributions actually paid in cash by such Person to the Company or a Subsidiary of the Company, (iv) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidates with the Company or any Subsidiary of the Company or that Person's assets are acquired by the Company or any Subsidiary of the Company shall be excluded from Consolidated Net Income, (v) the Net Income of any Subsidiary of the Company that is subject to restrictions, direct or indirect, on the payment of dividends or the making of distributions to the Company shall be excluded from Consolidated Net Income to the extent of such restrictions, (vi) any restoration to income of any contingency reserve, except to the extent the provision for such reserve was made out of income accrued during such period, shall be excluded from Consolidated Net Income, (vii) any net income or net loss during such period from (1) any change in accounting principles in accordance with GAAP, or (2) any prior period adjustment resulting from any change in accounting principles in accordance with GAAP shall be excluded from Consolidated Net Income.

        Control Group means, collectively, Cerberus, Miller, and EXCO Investors; provided that (i) EXCO Investors shall be included in the Control Group only so long as Miller is the sole manager of EXCO Investors, and (ii) Miller shall be included in the Control Group only so long as Miller is the Chief Executive Officer of Holdings and the Company or a member of the board of directors of Holdings.

        CSFB means Credit Suisse First Boston, acting through its Cayman Island branch.

        CSFB Toronto Branch means Credit Suisse First Boston Toronto Branch.

        Debenture means that certain Debenture dated April 26, 2001 among Borrower and Agent, for the benefit of Lenders, as amended, modified, supplemented or restated from time to time.

        Default means all the events specified in Section 14 hereof, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such event as an Event of Default.

        Default Rate means with respect to any Advance of any Type, a fluctuating rate of interest per annum that is four percent (4.0%) in excess of the rates otherwise payable under this Agreement.

        Defaulting Lender is used herein as defined in Section 3(f) hereof.

        Determination Date is used herein as defined in Section 7(b) hereof.

        Dollar Equivalent is used herein as defined in the Intercreditor Agreement.

        Dollars, U.S. Dollars and the sign "$" mean lawful money of the United States of America.

        Effective Date means the date of this Agreement.

        Engineered Value is used herein as defined in Section 6 hereof.

        Environmental Laws means all federal, provincial, local and foreign laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, orders, permits and restrictions of any federal, state, provincial, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign, relating to oil pollution, air pollution, water pollution, noise control and/or the handling, discharge, disposal or recovery of on-site or off-site asbestos, radioactive materials, spilled or leaked petroleum products, distillates or fractions and industrial solid waste or other hazardous substances, as amended from time to time.

        Environmental Liability means any claim, demand, obligation, cause of action, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other costs or expense whatsoever, including reasonable attorneys' fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the release of any substance into the environment which is required to be remediated by a regulatory agency or governmental authority or the imposition of any Environmental Lien which could reasonably be expected to individually or in the aggregate have a Material Adverse Effect.

        Environmental Lien means a Lien in favor of any court, governmental agency or instrumentality or any other Person (i) for any Environmental Liability or (ii) for damages arising from or cost incurred by such court or governmental agency or instrumentality or other Person in response to a release or threatened release of asbestos or any other "hazardous substance" into the environment, the imposition of which Lien could reasonably be expected to have a Material Adverse Effect.

        Event of Default is used herein as defined in Section 14 hereof.

        EXCO Investors means EXCO Investors, LLC, a Delaware limited liability company.

        Excluded Taxes is used herein as defined in Section 5(f) hereof.

        Financial Statements means, with respect to any Person, collectively, the consolidated balance sheets, income statements, statements of cash flow and appropriate footnotes and schedules, prepared in accordance with GAAP; provided, that for purposes of the quarterly financial statements required under Subsection 12(a)(ii), means, with respect to the Company, the consolidated and consolidating balance sheets, income statements, statements of cash flow and appropriate footnotes and schedules of the Company prepared in accordance with GAAP.

        Fund means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        GAAP means United States generally accepted accounting principles, as in effect from time to time, applied in a manner consistent with that used in preparing the Financial Statements referred to in Section 10(f) hereof; provided that, for purposes of determining compliance with the financial covenants set forth in Sections 13(b), 13(c), 13(d) and 13(e) hereof, GAAP means United States generally accepted accounting principals as in effect on the Effective Date.

        Guarantors means any Person, including each Subsidiary Guarantor, the Company, Taurus, the Investment Subsidiaries, Operating, North Coast, and North Coast Eastern, that has executed and delivered or that now or hereafter executes and delivers to the Agent for the benefit of Lenders, a Guaranty.

        Guaranty means the guaranty of each Guarantor set forth in the Subsidiary Guaranty and the Parent Guaranty.

        Holdings means EXCO Holdings Inc., a Delaware corporation.

        Indemnified Party is used herein as defined in Section 19 hereof.

        Indemnified Taxes is used herein as defined in Section 5(f) hereof.

        Indenture means that certain Indenture dated as of January 20, 2004, by and among the Company, certain Subsidiaries of the Company and the Trustee, as amended, modified, supplemented or restated from time to time as permitted under this Agreement.

        Intercreditor Agreement means that certain Fourth Restated Intercreditor Agreement dated the date hereof between the Agent and the Lenders and the agent and the lenders under the U.S. Credit Agreement as it may be amended, modified, supplemented or restated from time to time.

        Interest Payment Date means the last day of each calendar month in the case of Prime Rate Loans and, in the case of BA Rate Loans, the last day of the applicable Interest Period.

        Interest Period shall mean with respect to any BA Rate Loan (i) initially, the period commencing on the date such BA Rate Loan is made and ending one (1), two (2) or three (3) months thereafter as selected by the Borrower pursuant to Subsection 4(a)(ii), and (ii) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such BA Rate Loan and ending one (1), two (2) or three (3) months thereafter, as selected by the Borrower pursuant to Subsection 4(a)(ii); provided, however, that (i) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless the result of such extension would be to extend such Interest Period into the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (ii) if any Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) such Interest Period shall end on the last Business Day of a calendar month, and (iii) any Interest Period which would otherwise expire after the Revolving Maturity Date shall end on such Revolving Maturity Date.

        Investment Subsidiaries means, collectively, EXCO Investment I, LLC, a Delaware limited liability company and EXCO Investment II, LLC, a Delaware limited liability company.

        ITA is used herein as defined in Section 5(f) hereof.

        Lender is used herein as defined in the preamble hereof.

        Lending Installation means with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on Annex A attached hereto or otherwise selected by such Lender or the Agent pursuant to Section 5(c).

        Lien means any mortgage, deed of trust, pledge, security interest, assignment, encumbrance or lien (statutory or otherwise) of every kind and character.

        Loan Documents means the Notes, the Security Instruments and all other documents executed by the Company or any of its Subsidiaries with Agent or the Lenders in connection with the transactions described in this Agreement.

        Loans means the Revolving Loans.

        Majority Lenders means Lenders holding 66 2/3% or more of the Commitments hereunder.

        Material Adverse Effect means a material adverse effect on (i) the assets or properties, financial condition, business, or operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or any Subsidiary Guarantor to carry out its business as of the date of this Agreement or as proposed at the date of this Agreement to be conducted, (iii) the ability of Borrower or any Guarantor to perform fully and on a timely basis its respective obligations under any of the Loan Documents to which it is a party, or (iv) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Agent or the Lenders thereunder.

        Material Subsidiary means any Subsidiary of Borrower that owns or holds assets, properties or interests (including oil, gas and mineral properties and interests) with an aggregate fair market value greater than five percent (5%) of the aggregate fair market value of all of the assets, properties and interests (including oil, gas and mineral properties and interests) of Borrower and its Subsidiaries taken as a whole.

        Maximum Rate is used herein as defined in Section 22 hereof.

        Miller means Douglas H. Miller.

        Moody's means Moody's Investors Services, Inc.

        NCE means NCE Acquisition, Inc., a Delaware corporation.

        North Coast means North Coast Energy, Inc., a Delaware corporation.

        North Coast Counterparty means each of the Persons identified as a counterparty to a North Coast Hedge on the attached Schedule 9.

        North Coast Hedge means the Rate Management Transactions entered into by any "Borrower" as defined in the U.S. Credit Agreement with a North Coast Counterparty described on the attached Schedule 9.

        North Coast Merger is used herein as such term is defined in the U.S. Credit Agreement.

        Notes means the Revolving Notes.

        Notice of Borrowing is used herein as defined in Section 2(b) hereof.

        Offering Circular means the confidential offering circular dated January 14, 2004, used in connection with the issuance of the Senior Notes.

        Oil and Gas Properties means all oil, gas and mineral properties and interests, and all related personal properties, in which Borrower or any Subsidiary Guarantor grants to the Lenders either a Lien pursuant to Section 6 hereof or a negative pledge pursuant to Section 13(a) hereof.

        Operating means EXCO Operating, LP, a Delaware limited partnership.

        Operating Accounts is used herein as defined in Section 12(u) hereof.

        Original Credit Agreement is used herein as defined in the recitals hereto.

        Other Financing is used herein as defined in Section 15(l) hereof.

        Parent Guaranty means a Parent Guaranty in the form of Exhibit "D" hereto.

        Participants is used herein as defined in Section 28(e) hereof.

        Payor is used herein as defined in Section 3(h) hereof.

        Permitted Liens means (i) royalties, overriding royalties, reversionary interests, production payments and similar burdens; (ii) sales contracts or other arrangements for the sale or production of oil, gas or associated liquid or gaseous hydrocarbons which would not (when considered cumulatively with the matters discussed in clause (i) above) deprive Borrower or any Subsidiary Guarantor of any material right in respect of Borrower's or such Subsidiary Guarantor's assets or properties (except for rights customarily granted with respect to such contracts and arrangements); (iii) statutory Liens for Taxes or other assessments that are not yet delinquent (or that, if delinquent, are being contested in good faith by appropriate proceedings, levy and execution thereon having been stayed and continue to be stayed and for which Borrower has set aside on its books adequate reserves in accordance with the requirements of its auditors); (iv) easements, rights of way, servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, conditions, covenants and other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of Borrower's or any Subsidiary Guarantor's assets or properties and that could not individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect; (v) materialmen's, builder's, construction, mechanic's, repairman's, employee's, vendor's, laborer's, warehousemen's, landlord's, carrier's, pipeline's, contractor's, sub-contractor's, operator's, non-operator's (arising under operating or joint operating agreements), and other Liens (including any financing statements filed in respect thereof) incidental to obligations incurred by Borrower or any Subsidiary Guarantor in connection with the construction, maintenance, development, transportation, processing, storage or operation of Borrower's or any Subsidiary Guarantor's assets or properties to the extent not delinquent (or which, if delinquent, are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves in accordance with the requirements of its auditors); (vi) all contracts, agreements and instruments, and all defects and irregularities and other matters affecting Borrower's or any Subsidiary Guarantor's assets and properties which were in existence at the time Borrower's or such Subsidiary Guarantor's assets and properties were originally acquired by Borrower or such Subsidiary Guarantor and all routine operational agreements entered into in the ordinary course of business, which contracts, agreements, instruments, defects, irregularities and other matters and routine operational agreements are not such as to, individually or in the aggregate, interfere materially with the operation, value or use of Borrower's or any Subsidiary Guarantor's assets and properties, considered in the aggregate; (vii) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations; (viii) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith and levy and execution thereon have been stayed and continue to be stayed; (ix) rights reserved to or vested in any municipality, governmental, statutory or other public authority to control or regulate Borrower's or any Subsidiary Guarantor's assets and properties in any manner, and all applicable laws, rules and orders from any governmental authority; (x) landlord's Liens; (xi) Liens incurred pursuant to the Security Instruments and Liens expressly subordinated to the Liens under the Security Instruments, on terms and conditions reasonably acceptable to the Majority Lenders, that secure obligations under Rate Management Transactions permitted pursuant to Section 13(l) hereof; (xii) Liens granted pursuant to the Senior Notes Second Lien Pledge Agreement; provided that such

Liens are expressly subordinated on terms acceptable to the Majority Lenders to the Liens granted in the same assets of the Company under the Security Instruments; and (xiii) Liens existing at the Effective Date which are identified in Schedule "1" hereto.

        Person means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        Plan means any retirement plan maintained by Borrower for its employees, or any such Plan in which Borrower is required to contribute on behalf of its employees which is maintained pursuant to, and in compliance with applicable Canadian law.

        Pre-Approved Contracts means (i) any North Coast Hedge and (ii) any other Rate Management Transaction entered into by Borrower or any of its Subsidiaries in the ordinary course of business that (a) is with an Approved Counterparty and (b) which together with all other such Rate Management Transactions then in effect, is (1) designed to hedge, collar or swap crude oil or natural gas or otherwise sell a portion of the aggregate anticipated production from proved, developed producing reserves of crude oil and natural gas of the Borrower and the Subsidiary Guarantors, taken as a whole, for any Rolling Five Year Period not to exceed (x) eighty percent (80%) of such production in any year for the first three years of such Rolling Five Year Period or (y) fifty percent (50%) of such production in any year for the last two years of such Rolling Five Year Period, (2) an interest rate hedge in an aggregate notional amount that, together with any other interest rate hedges then in effect, does not exceed more than eighty percent (80%) of the total Consolidated Funded Debt of Borrower and the Subsidiary Guarantors projected to be outstanding for any period covered by such hedge, or (3) a foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, which is for the purpose of hedging the foreign currency risk associated with Borrower's and its Subsidiaries' operations and not for speculative purposes.

        Pricing Schedule means the Schedule attached hereto identified as such.

        Prime Rate means the Canadian Prime Rate plus the Applicable Margin.

        Prime Rate Advance means an Advance which, except as otherwise provided in Section 4(a), bears interest at the Prime Rate.

        Prime Rate Loans means any loans during any period which bear interest at the Prime Rate.

        Pro Rata or Pro Rata Part means for each Lender, (i) for all purposes where no Loan is outstanding, such Lender's Revolving Commitment Percentage and (ii) otherwise, the proportion which the portion of the outstanding Loans owed to such Lender bears to the aggregate outstanding Loans owed to all Lenders at the time in question.

        Purchasers is used herein as defined in Section 28(a) hereof.

        Rate Management Transaction means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by Borrower or any of its Subsidiaries which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, forward exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

        Register is used herein as defined in Section 28(d) hereof.

        Related Transactions means the consummation of the Tender Offer and the release of the escrowed proceeds of the Senior Notes, the payment in full of the Senior Term Debt (as defined in the U.S. Credit Agreement), the North Coast Merger, the execution and delivery of the Loan Documents, the funding of the Loans and the "Loans" under and as defined in the U.S. Credit Agreement on the Effective Date and the payment of all fees, costs and expenses associated with all of the foregoing.

        Release Price is used herein as defined in Section 12(q) hereof.

        Required Lenders means Lenders holding 66 2/3% or more of the aggregate of the Commitments hereunder and the "Commitments" under and as defined in the U.S. Credit Agreement.

        Required Payment is used herein as defined in Section 3(h) hereof.

        Revolving Commitment means (A) for all Lenders, the lesser of (i) C$250,000,000 or (ii) the Borrowing Base, as reduced or increased from time to time pursuant to Sections 2 and 7 hereof, and (B) as to any Lender, its obligation to make Advances hereunder in amounts not exceeding, in the aggregate, an amount equal to such Lender's Revolving Commitment Percentage times the total Revolving Commitment as of any date. The Revolving Commitment of each Lender hereunder shall be adjusted from time to time to reflect assignments made by such Lender pursuant to Section 28 hereof. Each reduction in the Revolving Commitment shall result in a Pro Rata reduction in each Lender's Revolving Commitment.

        Revolving Commitment Percentage means, for each Lender, the percentage set forth opposite such Lender's name on Annex A attached hereto. The Revolving Commitment Percentage of each Lender hereunder shall be adjusted from time to time to reflect assignments made by such Lender pursuant to Section 28 hereof.

        Revolving Loan or Loans means an Advance or Advances made under the Revolving Commitment.

        Revolving Maturity Date means January 27, 2007.

        Revolving Notes means the Notes, substantially in the form of Exhibit "B" hereto issued or to be issued hereunder to each Lender, respectively, to evidence the indebtedness to such Lender arising by reason of the Advances on the Revolving Commitment, together with all modifications, renewals and extensions thereof or any part thereof.

        Rolling Five Year Period means, as of any date of determination, the five year period beginning on such date of determination and ending on the fifth anniversary of such date of determination.

        S&P means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

        Sale and Leaseback Transaction means any sale or other transfer of any property or asset, real or personal, by any Person with the intent to lease such property or asset as lessee.

        Security Instruments means, collectively, this Agreement, all Debentures, Deeds of Trust, Mortgages, Security Agreements, Assignments of Production and Financing Statements and other collateral documents covering the Oil and Gas Properties and related personal property, equipment, oil and gas inventory and proceeds of the foregoing, all Guaranties, all pledge agreements and all collateral assignments of notes and liens, all such documents to be in form and substance reasonably satisfactory to Agent.

        Senior Note Documents means the Senior Notes, the Indenture, the Senior Notes Guaranty, the Senior Notes Second Lien Pledge Agreement, collectively, or each of such documents singularly, and any documents or instruments contemplated by or executed in connection with any of them or any of the transactions contemplated hereby or thereby.

        Senior Notes means the 7 1/4% Senior Notes due 2011 of the Company issued pursuant to the Indenture, as amended, modified or supplemented from time to time in accordance with the terms thereof.

        Senior Notes Guaranty means a supplemental indenture, in a form satisfactory to the "Agent" as defined in the U.S. Credit Agreement, pursuant to which a "Subsidiary Guarantor" as defined in the U.S. Credit Agreement guarantees the Company's obligations with respect to the Senior Notes on the terms provided for in the Indenture including the subordination of the guaranty of the Senior Notes by Taurus to the obligations of Taurus under the "Subsidiary Guaranty" as defined in the U.S. Credit Agreement on terms satisfactory to "Agent" as defined in the U.S. Credit Agreement.

        Senior Notes Intercreditor Agreement means the Intercreditor Agreement, dated as of January 20, 2004, among the Trustee, "Agent" as defined in the U.S. Credit Agreement, the "Borrowers" as defined in the U.S. Credit Agreement and the "Subsidiary Guarantors" as defined in the U.S. Credit Agreement, as it may be amended, modified, supplemented or restated from time to time.

        Senior Notes Second Lien Pledge Agreement means that certain Pledge Agreement for Stock dated as of January 20, 2004, by and between the Company and the Trustee, as amended, modified, supplemented or restated from time to time as permitted under this Agreement.

        Senior Term Debt means the indebtedness, obligations and liabilities evidenced by that certain Senior Term Credit Agreement, dated October 17, 2003, by and among the Company, as borrower, Holdings, Operating and Taurus, as guarantors, Bank One, as administrative agent and the lenders from time to time a party thereto, and any other guaranties, agreements, documents, instruments or certificates executed and delivered in connection therewith.

        Sole Bookrunner means Banc One Capital Markets, Inc. in its capacity as Sole Bookrunner under this Agreement.

        Subordination Agreement means a Subordination Agreement in the form of Exhibit "G" hereto pursuant to which all indebtedness owed by Borrower to Taurus is fully subordinated to indebtedness owed the Lenders pursuant to the Loan Documents.

        Subsidiary of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

        Subsidiary Guarantor means each Subsidiary of Borrower that has executed and delivered to Agent or that now or hereafter executes and delivers to Agent, for the benefit of the Lenders, a Subsidiary Guaranty.

        Subsidiary Guaranty means a Subsidiary Guaranty in the form of Exhibit "C" hereto.

        Taurus means Taurus Acquisition, Inc., a Texas corporation.

        Taxes is used herein as defined in Section 5(f) hereof.

        Tender Offer means the tender offer launched on December 5, 2003, by NCE for all the common stock of North Coast.

        Third Supplemental Debenture means that certain Third Supplemental Debenture dated January 27, 2004 among Borrower and Agent, for the benefit of Lenders, as amended, modified, supplemented or restated from time to time.

        Total Outstandings means, as of any date, the total principal balance outstanding on the Revolving Notes.

        Tranche means a set of BA Rate Loans made by the Lenders at the same time and for the same Interest Period.

        Transferee is used herein as defined in Section 28(f) hereof.

        Trustee means Wilmington Trust Company, in its capacity as trustee under the Indenture and its permitted successors under the Indenture.

        Type means, with respect to any Advance, its nature as a Prime Rate Advance or a BA Rate Advance and with respect to any Loan, its nature as a Prime Rate Loan or a BA Rate Loan.

        Unscheduled Redeterminations means a redetermination of the Borrowing Base made at any time other than on the dates set for the regular semi-annual redetermination of the Borrowing Base, which are made (A) at the request of Borrower (but only once between Borrowing Base redeterminations), or (B) at the request of Majority Lenders, or (C) immediately after the issuance by Holdings or the Company or any Subsidiary of the Company, including but not limited to, the Borrower, of any debt or Capital Stock other than common stock, the principal amount or the redemption price of which when added to all other such debt or Capital Stock issued after the Effective Date, exceeds $2,500,000 in the aggregate.

        U.S. Borrower means any "Borrower" as such term is defined in the U.S. Credit Agreement.

        U.S. Credit Agreement means that certain Third Amended and Restated Credit Agreement among the Company, Operating, North Coast, North Coast Eastern and Bank One, NA as administrative agent for itself and the lenders named therein dated as of January 27, 2004 pursuant to which the lenders therein agree to make a $250,000,000 revolving loan available to the Company, Operating, North Coast and North Coast Eastern as amended, modified, supplemented or restated from time to time.

        U.S. Subsidiary Guarantor means any "Subsidiary Guarantor" as such term is defined in the U.S. Credit Agreement.

        Unused Commitment Fee is used herein as defined in Section 8(a) hereof.

        2.     Commitment of the Lender.

          (a)   Terms of Revolving Commitment. On the terms and conditions hereinafter set forth, each Lender agrees severally to make Advances to the Borrower in Canadian Dollars from time to time during the period beginning on the Effective Date and ending on the Revolving Maturity Date in such amounts as the Borrower may request up to an amount not to exceed, in the aggregate principal amount advanced at any time, the aggregate Revolving Commitment less Total Outstandings. The obligation of the Borrower hereunder shall be evidenced by this Agreement, the Revolving Notes issued in connection herewith, said Revolving Notes to be as described in Section 3 hereof and the records of the Lenders. The records maintained by each Lender shall constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower to that Lender in respect of Advances it has made, and all details relating thereto. The failure of the Agent or any Lender to correctly record any such amount or date shall not, however, adversely affect the obligation of the Borrower to pay amounts due hereunder to the Lenders in accordance with this Agreement. Notwithstanding any other provision of this Agreement, no Advance shall be required to be made hereunder if the conditions set forth in Section 11 have not been satisfied. Each Advance under the Revolving Commitment shall be an aggregate amount of at least C$1,000,000 or any whole multiples of C$100,000 in excess thereof. Irrespective of the face amount of the Revolving Note or Notes, the Lenders shall never have the obligation to Advance any amount or amounts in excess of the Revolving Commitment or to increase the Revolving Commitment.

          (b)   Procedure for Borrowing. Whenever the Borrower desires an Advance under the Revolving Commitment, it shall give Agent telegraphic, telex, facsimile or telephonic notice ("Notice of Borrowing") of such requested Advance, which in the case of telephonic notice, shall be promptly confirmed in writing. Each Notice of Borrowing shall be in the form of Exhibit "A" attached hereto and shall be received by Agent not later than 11:00 a.m. Toronto, Canada time, (i) one (1) Business Day prior to the Borrowing Date in the case of Prime Rate Loans, or (ii) three (3) Business Days prior to any proposed Borrowing Date in the case of BA Rate Loans. Each Notice of Borrowing shall specify (i) the Borrowing Date (which shall be a Business Day), (ii) the principal amount to be borrowed, (iii) the portion of the Advance constituting Prime Rate Loans and/or BA Rate Loans and (iv) if any portion of the proposed Advance is to constitute BA Rate Loans, the initial Interest Period selected by Borrower pursuant to Section 4 hereof to be applicable thereto. Upon receipt of such Notice of Borrowing, Agent shall advise each Lender thereof; provided, that if the Lenders have received at least one (1) day's notice of such Advance prior to funding of a Prime Rate Loan, or at least three (3) days' notice of each Advance prior to funding in the case of a BA Rate Loan, each Lender shall provide Agent at its office at BCE Place, 161 Bay Street, Suite 4240, Toronto, Canada M5J 2SI, not later than 1:00 p.m., Toronto, Canada time, on the Borrowing Date, in immediately available funds, its Pro Rata Part of the requested Advance, but the aggregate of all such fundings by each Lender shall never exceed such Lender's Commitment. Not later than 2:00 p.m., Toronto, Canada time, on the Borrowing Date, Agent shall make available to the Borrower at the same office, in like funds, the aggregate amount of such requested Advance. Neither Agent nor any Lender shall incur any liability to the Borrower in acting upon any Notice of Borrowing referred to above which Agent or such Lender believes in good faith to have been given by a duly authorized officer or other Person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this Section 2(b). Upon funding of Advances by Lenders and such funds being made available to Borrower in accordance with this Agreement, pursuant to any such Notice of Borrowing, the Borrower shall have effected Advances hereunder.

          (c)   Voluntary Reduction of Revolving Commitment. Subject to the provisions of Section 5(e) hereof, the Borrower may at any time, or from time to time, upon not less than three (3) Business Days' prior written notice to Agent, reduce or terminate the Revolving Commitment; provided, however, that (i) each reduction in the Revolving Commitment must be in the amount of C$1,000,000 or more, in increments of C$1,000,000 and (ii) each reduction must be accompanied by a prepayment of the Notes in the amount by which the outstanding principal balance of the Notes exceeds the Revolving Commitment as reduced pursuant to this Section 2.

          (d)   Mandatory Revolving Commitment Reductions. On any day that Borrower or any Subsidiary Guarantor sells any of its Oil and Gas Properties, the Borrowing Base shall automatically be reduced by a sum equal to the amount of prepayment required to be made pursuant to Section 12(p) hereof. If, as a result of any such reduction in the Borrowing Base, the Total Outstandings ever exceed the Borrowing Base then in effect, the Borrower shall make the mandatory prepayment of principal required pursuant to Section 9(b) hereof.

          (e)   Several Obligations. The obligations of the Lenders under the Commitment are several and not joint. The failure of any Lender to make an Advance required to be made by it shall not relieve any other Lender of its obligation to make its Advance, and no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender. No Lender shall be required to lend hereunder any amount in excess of its legal lending limit.

          (f)    Type and Number of Advances. Any Advance on the Commitment may be a Prime Rate Loan or a BA Rate Loan, or a combination thereof, as selected by the Borrower pursuant to Section 4 hereof. The total number of Tranches which may be outstanding at any time shall never exceed four (4).

        3.     Notes Evidencing Loans. The Loans described above in Section 2 shall be evidenced by promissory notes of Borrower as follows:

          (a)   Form of Revolving Notes. The Revolving Loan shall be evidenced by a Revolving Note or Notes in the aggregate face amount of C$250,000,000, and shall be in the form of Exhibit "B" hereto with appropriate insertions. Notwithstanding the face amount of the Revolving Notes, the actual principal amount due from the Borrower to Lenders on account of the Revolving Notes, as of any date of computation, shall be the sum of Advances then and theretofore made on account thereof, less all principal payments actually received by Lenders in collected funds with respect thereto. Although the Revolving Notes may be dated as of the Effective Date, interest in respect thereof shall be payable only for the period during which the Loans evidenced thereby are outstanding and, although the stated amount of the Revolving Notes may be higher, the Revolving Notes shall be enforceable, with respect to Borrower's obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the Revolving Loans. Irrespective of the face amount of the Revolving Notes, no Lender shall ever be obligated to advance on the Revolving Commitment any amount in excess of its Revolving Commitment Percentage then in effect.

          (b)   Issuance of Additional Notes. At the Effective Date there shall be outstanding Revolving Notes in the aggregate face amount of C$250,000,000 payable to the order of Lenders. From time to time, new Notes may be issued to other Lenders as such Lenders become parties to this Agreement. Upon request from Agent, the Borrower shall execute and deliver to Agent any such new or additional Notes. From time to time, as new Notes are issued, the Agent shall require that each Lender exchange its Note(s) for newly issued Note(s) to accurately reflect the extent of each Lender's Commitment hereunder.

          (c)   Interest Rates. The unpaid principal balance of the Notes shall bear interest from time to time as set forth in Section 4 hereof.

          (d)   Payment of Interest. Interest on the Notes shall be payable on each Interest Payment Date.

          (e)   Payment of Principal. Principal of the Revolving Note or Notes shall be due and payable to the Agent, for the ratable benefit of the Lenders, on the Revolving Maturity Date unless earlier due in whole or in part as a result of an acceleration of the amount due or pursuant to the mandatory prepayment provisions of Section 9(b) hereof.

          (f)    Payment to Lenders. Each Lender's Pro Rata Part of payment or prepayment of the Loans shall be directed by wire transfer to such Lender by the Agent at the address provided to the Agent for such Lender for payments no later than 3:00 p.m., Toronto, Canada, time on the Business Day such payments or prepayments are deemed hereunder to have been received by Agent; provided, however, in the event that any Lender shall have failed to make an Advance as contemplated under Section 2 hereof (a "Defaulting Lender") and the Agent or another Lender or Lenders shall have made such Advance, payment received by Agent for the account of such Defaulting Lender or Lenders shall not be distributed to such Defaulting Lender or Lenders until such Advance or Advances shall have been repaid in full to the Lender or Lenders who funded such Advance or Advances. Any payment or prepayment received by Agent at any time after 12:00 noon, Toronto, Canada time on a Business Day shall be deemed to have been received on the next Business Day. Interest shall cease to accrue on any principal as of the end of the day preceding the Business Day on which any such payment or prepayment is deemed hereunder to have been received by Agent. If Agent fails to transfer any principal amount to any Lender as provided above, then Agent shall promptly direct such principal amount by wire transfer to such Lender.

          (g)   Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, or otherwise) on account of the Loans, (including, without limitation, any set-off) which is in excess of its Pro Rata Part of payments on either of the Loans, as the case may be, obtained by all Lenders, such Lender shall purchase from the other Lenders such participation as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of the recovery. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3(g) may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of offset) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          (h)   Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Lender or the Borrower (the "Payor") prior to the date on which such Lender is to make payment to the Agent of the proceeds of a Loan to be made by it hereunder or the Borrower is to make a payment to the Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, pay to the Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was made available by the Agent until the date the Agent recovers such amount at the rate applicable to such portion of the applicable Loan.

        4.     Interest Rates.

          (a)   Options.

            (i)    Prime Rate Loans. On all Prime Rate Loans, the Borrower agrees to pay interest calculated on the basis of the actual days elapsed in a year consisting of 365 days, or if appropriate, 366 days with respect to the unpaid principal amount of each Prime Rate Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate, or (ii) the Prime Rate. Subject to the provisions of this Agreement as to prepayment, the principal of the Notes representing Prime Rate Loans shall be payable as specified in Section 3(e) hereof and the interest in respect of each Prime Rate Loan shall be payable on each Interest Payment Date applicable thereto. Past due principal and, to the extent permitted by law, past due interest in respect to each Prime Rate Loan, shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.

            (ii)   BA Rate Loans. On all BA Rate Loans, the Borrower agrees to pay interest calculated on the basis of a year consisting of 365, or if appropriate, 366 days with respect to the unpaid principal amount of each BA Rate Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate, or (ii) the BA Rate. Subject to the provisions of this Agreement with respect to prepayment, the principal of the Notes shall be payable as specified in Section 3(e) hereof and the interest with respect to each BA Rate Loan shall be payable on each Interest Payment Date applicable thereto. Past due principal and, to the extent permitted by law, past due interest shall bear interest, payable on demand, at a rate per annum equal to the Default Rate. Upon three (3) Business Days' written notice prior to the making by the Lenders of any BA Rate Loan (in the case of the initial Interest

    Period therefor) or the expiration date of each succeeding Interest Period (in the case of subsequent Interest Periods therefor), Borrower shall have the option, subject to compliance by Borrower with all of the provisions of this Agreement, as long as no Event of Default exists, to specify whether the Interest Period commencing on any such date shall be a 30, 60 or 90 day period. If Agent shall not have received timely notice of a designation of such Interest Period as herein provided, Borrower shall be deemed to have elected to convert all maturing BA Rate Loans to Prime Rate Loans.

          (b)   Interest Rate Determination; Interest Act (Canada). The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the Lenders of each rate of interest so determined and its determination thereof shall be conclusive absent error. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a year that is less than the actual number of days in the calendar year of calculation, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 365, or if appropriate, 366. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

          (c)   Conversion Option. Borrower may elect from time to time (i) to convert all or any part of its BA Rate Loans to Prime Rate Loans by giving Agent irrevocable notice of such election in writing prior to 10:00 a.m. (Toronto, Canada time) on the conversion date and such conversion shall be made on the requested conversion date, provided that any such conversion of BA Rate Loan shall only be made on the last day of the Interest Period with respect thereof, or (ii) to convert all or any part of its Prime Rate Loans to BA Rate Loans by giving the Agent irrevocable written notice of such election three (3) Business Days prior to the proposed conversion date and such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day. Any such conversion shall not be deemed to be a prepayment of any of the Loans for purposes of this Agreement or the Notes.

          (d)   Recoupment. If at any time the applicable rate of interest selected pursuant to Subsection 4(a)(i) or 4(a)(ii) above shall exceed the Maximum Rate, thereby causing the interest on the Notes to be limited to the Maximum Rate, then any subsequent reduction in the interest rate so selected or subsequently selected shall not reduce the rate of interest on the Notes below the Maximum Rate until the total amount of interest accrued on the Notes equals the amount of interest which would have accrued on the Notes if the rate or rates selected pursuant to Subsection 4(a)(i) or 4(a)(ii), as the case may be, had at all times been in effect.

        5.     Special Provisions Relating to Loans.

          (a)   Unavailability of Funds or Inadequacy of Pricing. In the event that, in connection with any proposed BA Rate Loan, the Agent reasonably determines, which determination shall, absent manifest error, be final, conclusive and binding upon all parties, due to changes in circumstances since the date hereof, adequate and fair means do not exist for determining the BA Rate or such rate will not accurately reflect the costs to the Lenders of funding BA Rate Loans for such Interest Period, the Agent shall give notice of such determination to the Borrower and the Lenders, whereupon, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make, continue or convert Loans into BA Rate Loans shall be suspended, and all loans to Borrower shall be Prime Rate Loans during the period of suspension.

          (b)   Change in Laws. If at any time any new law or any change in existing laws or in the interpretation of any new or existing laws shall make it unlawful for any Lender to make or continue to maintain or fund Loans hereunder, then such Lender shall promptly notify Borrower in writing and such Lender's obligation to make, continue or convert Loans into BA Rate Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain BA Rate Loans. Upon receipt of such notice, Borrower shall either repay the outstanding BA Rate Loans owed to such Lender, without penalty, on the last day of the current Interest Periods (or, if any Lender may not lawfully continue to maintain and fund such BA Rate Loans, immediately), or Borrower may convert such BA Rate Loans at such appropriate time to Prime Rate Loans.

          (c)   Increased Cost or Reduced Return.

            (i)    If, after the Effective Date, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:

              (A)  shall subject such Lender to any Tax, duty, or other charge with respect to any BA Rate Loan, its Notes, or its obligation to make BA Rate Loans, or change the basis of taxation of any amounts payable to such Lender under this Agreement or its Notes in respect of any BA Rate Loan (other than franchise taxes and Taxes imposed on or measured by the overall net income of such Lender);

              (B)  shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender, including the Commitment of such Lender hereunder; or

              (C)  shall impose on such Lender any other condition affecting this Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

      and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing, or maintaining any BA Rate Loan or to reduce any sum received or receivable by such Lender under this Agreement or its Notes with respect to any BA Rate Loan, then Borrower shall pay to such Lender on demand such amount or amounts as will reasonably compensate such Lender for such increased cost or reduction. If any Lender requests compensation by Borrower under this Section 5(c), Borrower may, by notice to such Lender (with a copy to Agent), suspend the obligation of such Lender to make or continue BA Rate Loans, or to convert all or part of the Prime Rate Loans owing to such Lender to BA Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 5(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

            (ii)   If, after the Effective Date, any Lender shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand Borrower shall pay to such Lender such additional amount or amounts as will reasonably compensate such Lender for such reduction.

            (iii)  Each Lender shall promptly notify Borrower and Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 5(c) and will designate an alternative Lending Installation, if applicable, if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 5(c) shall furnish to Borrower and Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

            (iv)  Any Lender giving notice to the Borrower through the Agent pursuant to this Section 5(c) shall give to the Borrower a statement signed by an officer of such Lender setting forth in reasonable detail the basis for, and the calculation of such additional cost, reduced payments or capital requirements, as the case may be, and the additional amounts required to compensate such Lender therefor.

            (v)   Within five (5) Business Days after receipt by the Borrower of any notice referred to in this Section 5(c), the Borrower shall pay to the Agent for the account of the Lender issuing such notice such additional amounts as are required to compensate such Lender for the increased cost, reduced payments or increased capital requirements identified therein, as the case may be.

          (d)   Discretion of Lender as to Manner of Funding. Notwithstanding any provisions of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each BA Rate Loan through the purchase of deposits having a maturity corresponding to the last day of the Interest Period applicable to such BA Rate Loan and bearing an interest rate to the applicable interest rate for such Interest Period.

          (e)   Breakage Fees. Without duplication under any other provision hereof, if any Lender incurs any loss, cost or expense including, without limitation, any loss of profit and loss, cost, expense or premium reasonably incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any BA Rate Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to the Lenders as a result of any of the following events other than any such occurrence as a result in the change of circumstances described in Sections 5(a) and (b):

            (i)    any payment, prepayment or conversion of a BA Rate Loan on a date other than the last day of its Interest Period (whether by acceleration, prepayment or otherwise);

            (ii)   any failure to make a principal payment of a BA Rate Loan on the due date thereof; or

            (iii)  any failure by the Borrower to borrow, continue, prepay or convert to a BA Rate Loan on the dates specified in a notice given pursuant to Section 2(b) or 4(c) hereof;

    then the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall furnish to Borrower and Agent a statement setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such statement shall be conclusive and binding absent manifest error.

          (f)    Indemnified Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 5(f)), the Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction been made, (ii) the Borrower shall make such deduction, and (iii) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law, and (iv) the Borrower shall provide original evidence of any such payment of Indemnified Taxes to the Agent. In addition to the payments by the Borrower required by the previous sentence, the Borrower shall pay any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement to the relevant governmental authority in accordance with applicable law. "Indemnified Taxes" means all Taxes other than Excluded Taxes. "Taxes" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax, together with any installments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any governmental authority, and whether disputed or not. "Excluded Taxes" means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, any Taxes imposed pursuant to Part XIII of the Income Tax Act (Canada) (the "ITA") as a result of any Lender not being a resident of Canada for the purposes of the ITA, income Taxes imposed on (or measured by) its taxable income or capital Taxes imposed on (or measured by) its taxable capital, in each case by Canada, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located.

          (g)   Replacement of Lenders. If any Lender suspends its obligations to make BA Loans pursuant to Section 5(b) or requests compensation under Section 5(c), then Borrower, with the consent of the Agent, shall have the right to remove or replace such Lender as a party to this Agreement, Borrower may, upon notice to such Lender and Agent and with the consent of the Agent, (i) remove such Lender by terminating such Lender's Revolving Commitment, or (ii) replace such Lender by causing such Lender to assign its Revolving Commitment (without payment of any assignment fee) pursuant to Section 28 to one or more other Lenders or Approved Funds procured by Borrower and approved by Agent. Borrower shall pay in full all principal, interest, fees, and other amounts owing to such Lender through the date of termination or assignment. Any Lender being replaced shall execute and deliver an Assignment and Acceptance with respect to such Lender's Revolving Commitment and outstanding Loans.

        6.     Collateral Security. To secure the payment and performance by Borrower of its indebtedness, liabilities, and obligations hereunder, and under the Notes and Security Instruments, whether now or hereafter incurred, matured or unmatured, direct or contingent, joint or several, or joint and several, including extensions, modifications, renewals and increases thereof, and substitutions therefor, Borrower has heretofore granted and assigned, and shall hereafter grant and assign, to Agent, for the ratable benefit of the Lenders, a Lien on certain of its Oil and Gas Properties, certain related equipment, oil and gas inventory and proceeds of the foregoing. To secure the performance of the Subsidiary Guarantors under the Subsidiary Guaranties, whether now or hereafter incurred, matured or unmatured, direct or contingent, joint or several, or joint and several, including, extensions, modifications, renewals and increases thereof, and substitutions therefor, the Subsidiary Guarantors shall hereafter grant and assign to Agent, for the ratable benefit of the Lenders, a Lien on certain of their Oil and Gas Properties, certain related equipment, oil and gas inventory and the proceeds of the foregoing and a first and prior Lien on all of the issued and outstanding Capital Stock of their respective Subsidiaries that are Subsidiary Guarantors. To further secure the performance by the Borrower hereunder, the Borrower has heretofore granted, and shall hereafter grant, to the Agent, for the ratable benefit of the Lenders, a first and prior Lien on all of the issued and outstanding Capital Stock of each of its Material Subsidiaries. The Oil and Gas Properties heretofore and hereafter mortgaged to the Agent by the Borrower and the Subsidiary Guarantors shall represent not less than 90% of the Engineered Value (as hereinafter defined) of Borrower's and the Subsidiary Guarantors' Oil and Gas Properties, taken as a whole. In addition to the mortgaging of the Oil and Gas Properties, Borrower shall hereafter provide the Lenders with a Subsidiary Guaranty from each of its Material Subsidiaries. Obligations arising from agreements arising from Rate Management Transactions between Borrower or any Subsidiary Guarantor and one or more of the Lenders or an Affiliate of any of the Lenders shall be secured by the Collateral (as hereinafter defined) on a pari passu basis with the indebtedness and obligations of the Borrower under the Loan Documents. All Oil and Gas Properties and other assets, properties or interests in which Borrower or any Subsidiary Guarantor has or may hereafter grant to Agent, for the ratable benefit of the Lenders, a first and prior Lien (to the satisfaction of the Agent) in accordance with this Section 6, including the Oil and Gas Properties, as such assets, properties and interests are from time to time constituted, are hereinafter collectively called the "Collateral".

        The granting and assigning of such security interests and Liens by Borrower and one or more of the Subsidiary Guarantors shall be pursuant to Security Instruments in form and substance reasonably satisfactory to the Agent. Concurrently with the delivery of each of the Security Instruments or within a reasonable time thereafter, Borrower and the Subsidiary Guarantors shall have furnished to the Agent mortgage and title opinions and other title information reasonably satisfactory to Agent with respect to the title and Lien status of Borrower's and Subsidiary Guarantors' interests in not less than 80% of the Engineered Value of the Oil and Gas Properties. "Engineered Value" for this purpose shall mean future net revenues discounted at the discount rate being used by the Agent as of the date of any such determination utilizing the pricing parameters used in the engineering report furnished to the Agent, pursuant to Sections 7 and 12 hereof. Borrower will, and will cause the Subsidiary Guarantors to, execute and deliver to the Agent, in the future, additional Security Instruments if the Agent reasonably deems such are necessary to insure perfection or maintenance of Lenders' security interests and Liens in the Oil and Gas Properties or any part thereof.

        7.     Borrowing Base.

          (a)   Borrowing Base. At the Effective Date, the Borrowing Base shall be C$138,022,500.00.

          (b)   Subsequent Determinations of the Borrowing Base. Subsequent determinations of the Borrowing Base shall be made by the Lenders semi-annually on May 1 and November 1 of each year beginning May 1, 2004 or as Unscheduled Redeterminations. By March 1 each year, beginning March 1, 2004, Borrower shall furnish to the Lenders an engineering report in form and substance reasonably satisfactory to Agent prepared by an independent petroleum engineering firm acceptable to Agent, said engineering report to utilize economic and pricing parameters used by the Agent as established from time to time, together with such other information, reports and data concerning the value, in Canadian Dollars, of the Oil and Gas Properties as Agent shall deem reasonably necessary to determine the value, in Canadian Dollars, of such Oil and Gas Properties. By September 1 of each year beginning September 1, 2004, or within thirty (30) days after either (i) receipt of notice from Agent that the Lenders require an Unscheduled Redetermination, or (ii) the Borrower gives notice to Agent of its desire to have an Unscheduled Redetermination performed, the Borrower shall furnish to the Lenders an engineering report in form and substance reasonably satisfactory to Agent, said engineering report to utilize economic and pricing parameters used by the Agent as established from to time, together with such other information, reports and data concerning the value of such Oil and Gas Properties. Agent shall by written notice to the Borrower no later than May 1 and November 1 of each year, or within a reasonable time thereafter (herein called the "Determination Date"), notify the Borrower of the designation by the Lenders of the new Borrowing Base and for the period beginning on such Determination Date and continuing until, but not including, the next Determination Date. If an Unscheduled Redetermination is to be made by the Lenders, the Agent shall notify the Borrower within a reasonable time after receipt of all requested information of the new Borrowing Base, and such new Borrowing Base shall continue until the next Determination Date. If the Borrower does not furnish all such information, reports and data by any date specified in this Section 7(b), unless such failure is not the fault of the Borrower, the Lenders may nonetheless designate the Borrowing Base at any amounts, in Canadian Dollars, which the Lenders in their reasonable discretion determine and may redesignate the Borrowing Base from time to time thereafter until the Lenders receive all such information, reports and data, whereupon the Lenders shall designate a new Borrowing Base, as described above. The procedure for determining the Borrowing Base at each redetermination shall be that the Borrower shall submit to the Agent and Lenders, in writing, a proposed amount as the Borrowing Base as of the next redetermination date. Increases in the Borrowing Base will require approval of all Lenders, but other changes in the Borrowing Base will be subject to the approval of Majority Lenders. If any redetermined Borrowing Base is not approved by Majority Lenders within twenty (20) days after the submission to the Agent and the Lenders by the Borrower of the proposed amount, the Agent shall notify each of the Lenders that the proposed Borrowing Base has not been approved and each Lender will submit within ten (10) days thereafter its proposed Borrowing Base. The redetermined Borrowing Base shall be then determined based upon the weighted arithmetic average of the proposed amounts, in Canadian Dollars, submitted by each Lender, said proposals to be weighted according to each Lender's Commitment. Each Lender shall determine the amount, in Canadian Dollars, of the Borrowing Base based upon the loan collateral value which such Lender in its sole discretion (using such methodology, assumptions and discount rates as such Lender customarily uses in assigning collateral value to oil and gas properties, oil and gas gathering systems, gas processing and plant operations) assigns to such Oil and Gas Properties of the Borrower and the Subsidiary Guarantors at the time in question and based upon such other credit factors consistently applied (including, without limitation, the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Borrower and its Subsidiaries) as such Lender customarily considers in evaluating similar oil and gas credits. The Borrowing Base shall be reduced from time to time pursuant to the provisions of Section 2(d) hereof. It is expressly understood that the Lenders have no obligation to designate the Borrowing Base at any particular amounts, except in the exercise of their discretion, whether in relation to the Commitment or otherwise; provided, however, that the Lenders shall not have the obligation to designate a Borrowing Base in an amount in excess of the Revolving Commitment.

        8.     Fees.

          (a)   Unused Commitment Fee. The Borrower shall pay to Agent, for the ratable benefit of the Lenders, an unused commitment fee (the "Unused Commitment Fee") equivalent to the Applicable Margin times the daily average of the amount by which (i) the Revolving Commitment exceeds (ii) the Total Outstandings. Such Unused Commitment Fee shall be calculated on the basis of a year consisting of 360 days. The Unused Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter beginning March 31, 2004 with the final fee payment due on the Revolving Maturity Date for any period then ending for which the Unused Commitment Fee shall not have been theretofore paid. In the event the Revolving Commitment terminates on any date prior to the end of any such quarterly period, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, on the date of such termination, the total Unused Commitment Fee due for the period in which such termination occurs.

          (b)   Borrowing Base Increase Fee. The Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a Borrowing Base increase fee in an amount to be agreed upon by the Borrower, the Agent and the Majority Lenders as a condition to any increase in the Borrowing Base.

          (c)   Agency Fee. The Borrower shall pay to the Agent an annual agency fee for acting as administrative agent hereunder in an amount agreed upon between Agent and Borrower.

        9.     Prepayments.

          (a)   Voluntary Prepayments. Subject to the provisions of Section 5(e) hereof, the Borrower may at any time and from time to time, without penalty or premium, prepay the Notes, in whole or in part. Each such prepayment (i) on BA Rate Loans shall be made on at least three (3) Business Days' prior written notice to Agent, in a minimum amount of C$1,000,000 or any integral multiple of C$1,000,000 in excess thereof (or the unpaid balance of the Notes, whichever is less), plus accrued interest thereon to the date of prepayment and (ii) on Prime Rate Loans shall be made on written notice to Agent in a minimum amount of C$1,000,000 or any integral multiple of C$1,000,000 in excess thereof (or the unpaid balance on the Notes, whichever is less), plus accrued interest thereon to the date of prepayment.

          (b)   Mandatory Prepayment For Borrowing Base Deficiency. In the event the Total Outstandings ever exceed the Borrowing Base as determined by Lenders pursuant to Section 7(b) hereof (a "Borrowing Base Deficiency"), the Borrower shall, within ten (10) days after written notification from the Agent, either (A) by instruments reasonably satisfactory in form and substance to the Agent, provide the Agent with Collateral with value and quality in amounts satisfactory to all of the Lenders in their discretion in order to increase the Borrowing Base by an amount at least equal to such excess, or (B) prepay, without premium or penalty, the principal amount of the Notes in an amount at least equal to such excess plus accrued interest thereon to the date of prepayment, or (C) prepay, without premium or penalty, the principal amount of such excess in not more than six (6) equal monthly installments to be applied to principal plus accrued interest thereon with the first such monthly payment being due upon the 30th day after receipt of notice of such deficiency; provided that, the entire principal amount of such excess must be repaid before the next Determination Date. If the Total Outstandings ever exceed the Revolving Commitment or the Borrowing Base as a result of a required reduction in the Revolving Commitment or the Borrowing Base pursuant to Section 2(d) hereof, then in such event, Borrower shall, upon written notice, immediately prepay the principal amount of the Notes in an amount at least equal to such excess plus accrued interest to the date of prepayment.

        10.   Representations and Warranties. In order to induce the Lenders to enter into this Agreement, the Borrower represents and warrants to the Lenders (which representations and warranties will survive the delivery of the Notes) that:

          (a)   Creation and Existence. Borrower is a corporation duly amalgamated and validly existing under the laws of Alberta and is duly qualified in all jurisdictions wherein failure to qualify may result in a Material Adverse Effect. Each Guarantor is a corporation, partnership or limited liability company duly and properly incorporated or organized, and validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is duly qualified in all jurisdictions wherein failure to qualify may result in a Material Adverse Effect. Borrower and each Guarantor has all power and authority to own its respective properties and assets and to transact the business in which it is engaged.

          (b)   Power and Authority. Borrower is duly authorized and empowered to create and issue the Notes; and Borrower and each Guarantor is duly authorized and empowered to execute, deliver and perform their respective Loan Documents, including this Agreement; and all action on Borrower's and each Guarantor's part requisite for the due creation and issuance of the Notes and for the due execution, delivery and performance of the Loan Documents, including this Agreement, has been duly and effectively taken.

          (c)   Binding Obligations. This Agreement does, and the Notes and other Loan Documents upon their creation, issuance, execution and delivery will, constitute valid and binding obligations of the Borrower and each Guarantor, respectively, enforceable in accordance with their respective terms (except that enforcement may be subject to general principles of equity and to any applicable bankruptcy, insolvency, or similar debtor relief laws now or hereafter in effect and relating to or affecting the enforcement of creditors' rights generally).

          (d)   No Legal Bar or Resultant Lien. The Notes and the other Loan Documents, including this Agreement, do not and will not, to the best of Borrower's and each Guarantor's knowledge violate any provisions of any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which Borrower or any Guarantor is subject, or result in the creation or imposition of any Lien or other encumbrance upon any assets or properties of Borrower or any Guarantor, other than those contemplated by this Agreement.

          (e)   No Consent. The execution, delivery and performance by Borrower of the Notes and the execution, delivery and performance by Borrower and each Guarantor of the other Loan Documents, including this Agreement, does not require the order, consent, adjudication, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any other Person or entity, including without limitation any regulatory authority or governmental body of Canada or any province thereof, the United States or any state thereof or any political subdivision of Canada, any province thereof, the United States or any state thereof except for consents required for federal, provincial, state and, in some instances, private leases, right of ways and other conveyances or encumbrances of oil and gas leases.

          (f)    Financial Condition. To the knowledge of the Borrower, the audited consolidated Financial Statements of the Company at December 31, 2002, the unaudited consolidated Financial Statement of the Company at September 30, 2003 and for the nine months ended September 30, 2003, the 209 day period ended July 28, 2003 and the 64 day period ended September 30, 2003, and, to the knowledge of the Borrower, the audited consolidated Financial Statements of North Coast at December 31, 2002 and the unaudited consolidated Financial Statements of North Coast at September 30, 2003 and for the nine months ended September 30, 2003, each as set forth in the Offering Circular, are complete and correct in all material respects and fully and accurately reflect in all material respects the financial conditions and the results of the operations of the such Person and its Subsidiaries as of such dates and for the periods stated and to the knowledge of the Borrower, no changes have occurred since such dates in the condition, financial or otherwise of such Persons, or their Subsidiaries which are reasonably expected to have a Material Adverse Effect, except as disclosed to Lenders in Schedule "2" attached hereto.

          (g)   Liabilities. Except as described in the Financial Statements, or as otherwise disclosed to the Lenders on Schedule "3" attached hereto, neither Borrower nor any Guarantor has any material liability, direct or contingent on the Effective Date. No unusual or unduly burdensome restrictions, restraint, or hazard exists by contract, law or governmental regulation or otherwise relative to the business, assets or properties of Borrower or any Guarantor which is reasonably expected to have a Material Adverse Effect.

          (h)   Litigation. Except as described in the Financial Statements, or as otherwise disclosed to the Lenders on Schedule "4" attached hereto, on the Effective Date neither Borrower nor any

  Guarantor is the subject of any litigation, arbitration, governmental investigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of the officers of Borrower, threatened against or affecting Borrower or any Guarantor which involves the possibility of any judgment or liability not fully covered by insurance, and which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans.

          (i)    Taxes; Governmental Charges. Borrower and each Guarantor have filed all tax returns and reports required to be filed and have paid all Taxes, assessments, fees and other governmental charges levied upon it or its assets, properties or income which are due and payable, including interest and penalties, the failure of which to pay could reasonably be expected to have a Material Adverse Effect, except such as are being contested in good faith by appropriate proceedings and for which adequate reserves for the payment thereof in accordance with the requirements of its auditors has been provided and levy and execution thereon have been stayed and continue to be stayed.

          (j)    Titles, Etc. Borrower and each Subsidiary Guarantor have good and defensible title to all of their material assets, including without limitation, the Oil and Gas Properties, free and clear of all Liens or other encumbrances except Permitted Liens.

          (k)   Defaults. Neither Borrower nor any Guarantor is in default and no event or circumstance has occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other agreement or instrument to which Borrower or any Guarantor is a party in any respect that would be reasonably expected to have a Material Adverse Effect. No Event of Default hereunder has occurred and is continuing.

          (l)    Casualties; Taking of Properties. Since the dates of the latest Financial Statements of the Company delivered to the Agent and the Lenders (or since the dates of the Financial Statements referred to in Subsection 10(f) with respect to the period prior to the first delivery of the Financial Statements pursuant to this Agreement), there has been no change in the business, properties, condition (financial or otherwise) or results of operations of Borrower or any Guarantor (to the extent it is reasonably expected to cause a Material Adverse Effect), as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy.

          (m)  Use of Proceeds. The proceeds of the Loans may be used by the Borrower to (i) acquire, explore and develop oil and gas properties, (ii) provide working capital and (iii) finance other general corporate purposes.

          (n)   Location of Business and Offices. The principal place of business and chief executive office of the Borrower and each Guarantor are located at the address as stated in Section 17 hereof.

          (o)   Compliance with the Law. To the best of Borrower's knowledge, neither Borrower nor any Guarantor:

            (i)    is in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which Borrower or any Guarantor, or any of its assets or properties are subject; or

            (ii)   has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its assets or properties or the conduct of its business;

    which violation or failure is reasonably expected to have a Material Adverse Effect.

          (p)   No Material Misstatements. No information, exhibit or report furnished by Borrower or any Guarantor to the Lenders in connection with the negotiation of this Agreement, including the Offering Circular, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

          (q)   Legal Names. The exact legal name of Borrower and each of its Subsidiaries, their respective jurisdiction of organization, dates of organization, organizational identification numbers and taxpayer identification numbers are listed on Schedule "5" hereto.

          (r)   Environmental Matters. Except as disclosed to the Lenders on Schedule "6" attached hereto, as of the Effective Date, neither Borrower nor any Guarantor (i) has received notice or otherwise learned of any Environmental Liability which would be reasonably expected to individually or in the aggregate have a Material Adverse Effect arising in connection with (A) any non-compliance with or violation of the requirements of any Environmental Law or (B) the release or threatened release of any toxic or hazardous waste into the environment, (ii) has received notice of any threatened or actual liability in connection with the release or notice of any threatened release of any toxic or hazardous waste into the environment which would be reasonably expected to individually or in the aggregate have a Material Adverse Effect or (iii) has received notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste into the environment for which Borrower or any Guarantor is or may be liable which could reasonably be expected to result in a Material Adverse Effect.

          (s)   Liens. Except for Permitted Liens, the assets and properties of the Borrower and each Guarantor are free and clear of all Liens and encumbrances.

          (t)    Solvency. To the knowledge of Borrower, (i) immediately after the consummation of the Related Transactions and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Company and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the assets, whether real, personal or mixed, of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof. (ii) Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its indebtedness or the indebtedness of any such Subsidiary.

        11.   Conditions of Lending.

          (a)   The effectiveness of this Agreement, and the obligation to make the initial Advance under the Commitment shall be subject to satisfaction of the following conditions precedent:

            (i)    Borrower's Execution and Delivery. Borrower shall have executed and delivered the Agreement, the Notes and other required Loan Documents, all in form and substance satisfactory to the Agent;

            (ii)   Guarantor's Execution and Delivery. Each Material Subsidiary, if any, shall have executed and delivered its Subsidiary Guaranty in the form of Exhibit "C" attached hereto and the Company and each U.S. Subsidiary Guarantor shall have executed and delivered its Parent Guaranty in the form of Exhibit "D" attached hereto and each Subsidiary of the Company and the Company shall have executed and delivered each other Loan Document to which it is a party;

            (iii)  Resolutions. Agent shall have received appropriate certified resolutions of Borrower and each Guarantor authorizing the execution of each Loan Document to which it is a party;

            (iv)  Certificates of Status or Compliance. Agent shall have received Certificates of Status or Compliance or evidence of existence and good standing, as applicable, for Borrower and each Guarantor;

            (v)   Subordination. Agent shall have received evidence that all indebtedness of Borrower to Taurus, including the indebtedness evidenced by the Addison Note, is subordinated to the indebtedness, liabilities and obligations of Borrower under this Agreement;

            (vi)  Legal Opinion. Agent shall have received a favorable, written opinion of counsel to the Borrower and the Guarantors, in form and substance reasonably acceptable to Agent, as to the Borrower's and each Guarantors' status and the enforceability and legal and binding effect of the transactions contemplated by this Agreement and any of the other Loan Documents;

            (vii) Intercreditor Agreement. Agent, each Lender, each lender under the U.S. Credit Agreement and each agent under the U.S. Credit Agreement shall have executed and delivered the Intercreditor Agreement;

            (viii) Intentionally Omitted.

            (ix)  Representation and Warranties. The representations and warranties of Borrower under this Agreement shall be true and correct in all material respects as of the Effective Date, as if then made (except to the extent that such representations and warranties related solely to an earlier date);

            (x)   No Event of Default. No Default or Event of Default shall have occurred and be continuing;

            (xi)  Other Documents. Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as Agent or its counsel may reasonably request, and all such documents shall be in form and substance reasonably satisfactory to the Agent;

            (xii) Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to special counsel for Agent retained at the expense of Borrower;

            (xiii) Minimum Availability. The Borrower shall have provided Agent and Lenders with evidence reasonably acceptable to Agent that after giving effect to the consummation of the

    Related Transactions, the Revolving Commitment plus the "Revolving Commitment" under the U.S. Credit Agreement exceeds the Total Outstandings plus the "Total Outstandings" under the U.S. Credit Agreement by at least Fifteen Million Dollars ($15,000,000) (calculated using the Dollar Equivalent of the Borrowing Base and the Dollar Equivalent of the Total Outstandings as of such date);

            (xiv) Title Information. The Agent and Arrangers shall have received the title information and opinions with respect to the Oil and Gas Properties required by Section 6;

            (xv) Fees and Expenses. The Borrower shall have paid to the Agent and the Arrangers the fees and expenses required to be paid to the Agent and the Arrangers on the Effective Date pursuant to Section 8 and paid to the Persons entitled to receive such payments (or made arrangements satisfactory to such Persons for payment after the Effective Date) the fees, costs and expenses payable by the Borrower or its Subsidiaries on or before the Effective Date in connection with the consummation of this Agreement and the Related Transactions;

            (xvi) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or governmental authority that, in the reasonable opinion of Agent or the Arrangers, singly or in the aggregate, materially impairs any transactions contemplated by the Loan Documents or any of the agreements, documents or instruments evidencing the other Related Transactions, or that could have a Material Adverse Effect; and

            (xvii) Security Instruments. In order to create in favor of Agent, for the benefit of Lenders, a valid and, subject to any filing and/or recording referred to herein, perfected Lien (subject only to Permitted Liens) in the Oil and Gas Properties and the other assets, interests and properties of Borrower and the Subsidiary Guarantors pursuant to Section 6 hereof, Agent shall have received from Borrower and each applicable Subsidiary Guarantor:

              (1)   fully executed Third Supplemental Debenture, related caveats, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering such Oil and Gas Properties;

              (2)   an opinion of counsel (which counsel shall be reasonably satisfactory to Agent) in each province in which such Oil and Gas Properties are located with respect to the enforceability of the form(s) of the Caveats to be recorded in such province and such other matters as Agent may reasonably request, in each case in form and substance reasonably satisfactory to Agent;

              (3)   fully executed pledge agreements covering the Debentures, as supplemented, and all of the issued and outstanding Capital Stock of each Subsidiary Guarantor in form and substance satisfactory to the Agent from each owner and holder of such Capital Stock; and

              (4)   evidence satisfactory to the Agent of the compliance by Borrower and each Subsidiary Guarantor of their obligations under the pledge agreements and the other Security Instruments required under Section 6 hereof (including, without limitation, their obligations to execute and deliver PPSA financing statements, originals of securities or instruments as provided therein).]

          (b)   The obligation of the Lenders to make any Advance under the Commitment (other than the initial Advance, the continuation of BA Rate Loans for a successive Interest Period or the conversion of any Type of Loan to another Type of Loan) shall be subject to the following additional conditions precedent that, at the date of making each such Advance and after giving effect thereto:

            (i)    Representation and Warranties. The representations and warranties of Borrower under this Agreement are true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties related solely to an earlier date); and

            (ii)   No Event of Default. No Default or Event of Default shall have occurred and be continuing.

        12.   Affirmative Covenants. A deviation from the provisions of this Section 12 shall not constitute a Default or an Event of Default under this Agreement if such deviation is consented to in writing by Majority Lenders prior to the date of deviation. The Borrower will at all times comply, and will cause each Guarantor to comply, with the covenants contained in this Section 12 from the date hereof and for so long as the Commitment is in existence or any amount is owed to the Agent or the Lenders under this Agreement or the other Loan Documents.

          (a)   Financial Statements and Reports. Borrower shall promptly furnish to the Agent from time to time upon request such information regarding the business and affairs and financial condition of Borrower and Guarantors, as the Agent may reasonably request, and will furnish to the Agent:

            (i)    Annual Audited Financial Statements. As soon as available, and in any event within ninety (90) days after the close of each fiscal year, the annual audited Financial Statements of the Company prepared in accordance with GAAP accompanied by an unqualified opinion on such consolidated statements rendered by an independent accounting firm reasonably acceptable to the Agent;

            (ii)   Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of each year, the quarterly unaudited Financial Statements of the Company prepared in accordance with GAAP;

            (iii)  Report on Properties. As soon as available and in any event on or before March 1 and September 1 of each calendar year, and at such other times as any Lender, in accordance with Section 7 hereof, may request, the engineering reports required to be furnished to the Agent under such Section 7 on the Oil and Gas Properties;

            (iv)  Monthly Production Reports. If requested by Lenders and within thirty (30) days of such request, a monthly report, in form and substance satisfactory to the Agent, indicating the next preceding month's sales volumes, sales revenues, production taxes, operating expenses and net operating income from the Oil and Gas Properties, with detail, calculations and worksheets, all in form and substance reasonably satisfactory to the Agent; and

            (v)   Additional Information. Promptly upon request of the Agent from time to time any additional financial information or other information that the Agent may reasonably request.

  All such reports, information, balance sheets and Financial Statements referred to in Section 12(a) above shall be in such detail as the Agent may reasonably request and shall be prepared in a manner consistent with the Financial Statements delivered pursuant to Section 10(f) of this Agreement.

          (b)   Certificates of Compliance. Concurrently with the furnishing of the annual audited Financial Statements pursuant to Subsection 12(a)(i) hereof and the quarterly unaudited Financial Statements pursuant to Subsection 12(a)(ii) hereof for the months coinciding with the end of each calendar quarter, Borrower and Guarantors, as the case may be, will furnish or cause to be furnished to the Agent a certificate in the form of Exhibit "E" attached hereto, signed by the

  President or Chief Financial Officer of the Company, (i) stating that Borrower and each Guarantor have fulfilled in all material respects its respective obligations under the Notes and the Loan Documents, including this Agreement, and that all representations and warranties made herein and therein continue (except to the extent they relate solely to an earlier date) to be true and correct in all material respects (or specifying the nature of any change), or if a Default has occurred, specifying the Default and the nature and status thereof; (ii) to the extent requested from time to time by the Agent, specifically affirming compliance of Borrower and each Guarantor in all material respects with any of its representations (except to the extent they relate solely to an earlier date) or obligations under said instruments; (iii) setting forth the computation, in reasonable detail as of the end of each period covered by such certificate of compliance with Sections 13(b), (c), (d) and (e); and (iv) containing or accompanied by such financial or other details, information and material as the Agent may reasonably request to evidence such compliance.

          (c)   Taxes and Other Liens. Borrower and each Guarantor will pay and discharge promptly all Taxes, assessments and governmental charges or levies imposed upon Borrower and such Guarantor, or upon the income or any assets or property of Borrower and such Guarantor, as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien or other encumbrance upon any or all of the assets or property of Borrower or any Guarantor and which could reasonably be expected to result in a Material Adverse Effect; provided, however, that neither Borrower nor any Guarantor shall be required to pay any such Tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted, levy and execution thereon have been stayed and continue to be stayed and if Borrower or any such Guarantor shall have set up adequate reserves therefor, in accordance with the requirements of its auditors.

          (d)   Compliance with Laws. Borrower and each Guarantor will observe and comply, in all material respects, with all applicable laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, writs, awards and restrictions relating to environmental standards or controls or to energy regulations of all federal, state, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign.

          (e)   Further Assurances. Borrower and each Guarantor will promptly cure any defects in the creation and issuance of the Notes and the execution and delivery of the Notes and the Loan Documents, including this Agreement. Borrower and each Guarantor at their sole expense will promptly execute and deliver to Agent upon its reasonable request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements in this Agreement, or to correct any omissions in the Notes or more fully to state the obligations set out herein.

          (f)    Performance of Obligations. Borrower will pay the Notes and other obligations incurred by it hereunder according to the reading, tenor and effect thereof and hereof; and Borrower and each Guarantor will do and perform every act and discharge all of the obligations provided to be performed and discharged by the Borrower or any Guarantor under the Loan Documents, including this Agreement, at the time or times and in the manner specified.

          (g)   Insurance. Borrower and each Guarantor now maintains and will continue to maintain insurance with financially sound and reputable insurers with respect to its assets against such liabilities, fires, casualties, risks and contingencies and in such types and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated. Upon request of the Agent, the Borrower will furnish or cause to be furnished to the Agent from time to time a summary of the respective insurance coverage of Borrower and each Guarantor in form and substance reasonably satisfactory to the Agent, and, if requested, will furnish the Agent copies of the applicable policies. Upon demand by Agent any insurance policies covering any such property shall be endorsed (i) to provide that such policies may not be canceled, reduced or affected in any manner for any reason without fifteen (15) days prior notice to Agent, (ii) to provide for insurance against fire, casualty and other hazards normally insured against, in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated business and properties) of the property insured, and (iii) to provide for such other matters as the Agent may reasonably require. The Borrower and each Guarantor shall at all times maintain adequate insurance with respect to all of its assets, including but not limited to, the Oil and Gas Properties or any collateral against its liability for injury to Persons or property, which insurance shall be by financially sound and reputable insurers and shall without limitation provide the following coverages: comprehensive general liability (including coverage for damage to underground resources and equipment, damage caused by blowouts or cratering, damage caused by explosion, damage to underground minerals or resources caused by saline substances, broad form property damage coverage, broad form coverage for contractually assumed liabilities and broad form coverage for acts of independent contractors), worker's compensation and automobile liability. The Borrower and each Subsidiary Guarantor shall at all times maintain cost of control of well insurance with respect to the Oil and Gas Properties which shall insure the Borrower and each Subsidiary Guarantor against seepage and pollution expense; redrilling expense; and cost of control of well; fires, blowouts, etc., if deemed economical in the reasonable discretion of the Borrower and each such Guarantor. Additionally, the Borrower and each Subsidiary Guarantor shall at all times maintain adequate insurance with respect to all of its other assets and wells in accordance with prudent business practices.

          (h)   Accounts and Records. Borrower and each Guarantor will keep books, records and accounts in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities, prepared in a manner consistent with prior years, subject to changes suggested by Borrower's or any Guarantor's auditors.

          (i)    Right of Inspection. Borrower and each Guarantor will permit any officer, employee or agent of the Lenders upon reasonable notice to examine Borrower's and each Guarantor's books, records and accounts, and take copies and extracts therefrom, all at such reasonable times during normal business hours and as often as the Lenders may reasonably request.

          (j)    Notice of Certain Events. Borrower and each Guarantor shall promptly notify the Agent if Borrower or any Guarantor learns of the occurrence of (i) any event which constitutes an Event of Default together with a detailed statement by Borrower of the steps being taken to cure such Event of Default; (ii) any legal, judicial or regulatory proceedings affecting Borrower or any Guarantor or any of the assets or properties of Borrower or any Guarantor which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; (iii) any dispute between Borrower or any Guarantor and any governmental or regulatory body or any other Person or entity which, if adversely determined, could reasonably be expected to cause a Material Adverse Effect; (iv) any other matter which in Borrower's or any Guarantor's reasonable opinion could have a Material Adverse Effect.

          (k)   Environmental Reports and Notices. Borrower and each Guarantor will deliver to the Agent (i) promptly upon its becoming available, one copy of each report (other than routine informational filings) sent by Borrower or any Guarantor to any court, governmental agency or instrumentality pursuant to any Environmental Law, (ii) notice, in writing, promptly upon Borrower's or any Guarantor's receipt of notice or otherwise learning of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with (x) the non-compliance with or violation of the requirements of any Environmental Law which reasonably could be expected to have a Material Adverse Effect; (y) the release or threatened release of any toxic or hazardous waste into the environment which reasonably could be expected to have a Material Adverse Effect or which upon release Borrower or any Guarantor would have a duty to report to any court or government agency or instrumentality, or (iii) the existence of any Environmental Lien on any properties or assets of Borrower or any Guarantor, and Borrower and such Guarantor shall promptly deliver a copy of any such notice to Agent.

          (l)    Compliance and Maintenance. Borrower and each Subsidiary Guarantor will (i) observe and comply in all material respects with all Environmental Laws; (ii) except as provided in Sections 12(n) and 12(o) below, maintain the Oil and Gas Properties and other assets and properties in good and workable condition at all times and make all repairs, replacements, additions, betterments and improvements to the Oil and Gas Properties and other assets and properties as are needed and proper so that the business carried on in connection therewith may be conducted properly and efficiently at all times in the opinion of the Borrower or the affected Guarantor exercised in good faith; (iii) take or cause to be taken whatever actions are necessary or desirable to prevent an event or condition of default by Borrower or any Subsidiary Guarantor under the provisions of any gas purchase or sales contract or any other contract, agreement or lease comprising a part of the Oil and Gas Properties or other collateral security hereunder which default could reasonably be expected to result in a Material Adverse Effect; and (iv) furnish Agent upon request evidence reasonably satisfactory to Agent that there are no Liens, claims or encumbrances on the Oil and Gas Properties, except Permitted Liens.

          (m)  Operation of Properties. Except as provided in Sections 12(o) and (p) below, Borrower and each Subsidiary Guarantor will operate, or use reasonable efforts to cause to be operated, all Oil and Gas Properties in a careful and efficient manner in accordance with the practice of the industry and in compliance in all material respects with all applicable laws, rules, and regulations, and in compliance in all material respects with all applicable proration and conservation laws of the jurisdiction in which the properties are situated, and all applicable laws, rules, and regulations, of every other agency and authority from time to time constituted to regulate the development and operation of the properties and the production and sale of hydrocarbons and other minerals therefrom; provided, however, that the Borrower and each Subsidiary Guarantor shall have the right to contest in good faith by appropriate proceedings, the applicability or lawfulness of any such law, rule or regulation and pending such contest may defer compliance therewith, as long as such deferment shall not subject the properties or any part thereof to foreclosure or loss.

          (n)   Compliance with Leases and Other Instruments. Borrower and each Subsidiary Guarantor will pay or cause to be paid and discharge all rentals, delay rentals, royalties, production payment, and indebtedness required to be paid by such party (or required to keep unimpaired in all material respects the rights of such party in Oil and Gas Properties) accruing under, and perform or cause to be performed in all material respects each and every act, matter, or thing required of such party by each and all of the assignments, deeds, leases, subleases, contracts, and agreements in any way relating to such party or any of the Oil and Gas Properties and do all other things necessary of such party to keep unimpaired in all material respects the rights of such party thereunder and to prevent the forfeiture thereof or default thereunder; provided, however, that nothing in this Agreement shall be deemed to require Borrower or any Subsidiary Guarantor to perpetuate or renew any oil and gas lease or other lease by payment of rental or delay rental or by commencement or continuation of operations nor to prevent Borrower or any Subsidiary Guarantor from abandoning or releasing any oil and gas lease or other lease or well thereon when, in any of such events, in the opinion of Borrower or any such Subsidiary Guarantor exercised in good faith, it is not in the best interest of the Borrower or such Subsidiary Guarantor to perpetuate the same.

          (o)   Certain Additional Assurances Regarding Maintenance and Operations of Properties. With respect to those Oil and Gas Properties which are being operated by operators other than the Borrower or any Subsidiary Guarantor, neither the Borrower nor any Subsidiary Guarantor shall be obligated to perform any undertakings contemplated by the covenants and agreement contained in Section 12(m) or 12(n) hereof which are performable only by such operators and are beyond the control of the Borrower or any Subsidiary Guarantor; however, the Borrower and each Subsidiary Guarantor agrees to promptly take all reasonable actions available under any operating agreements or otherwise to bring about the performance of any such material undertakings required to be performed thereunder.

          (p)   Sale of Certain Assets/Prepayment of Proceeds. The Borrower and each Subsidiary Guarantor will immediately pay over to the Agent, for the ratable benefit of the Lenders, as a prepayment of principal on the Notes and a reduction of the Commitment, an amount equal to 100% of the Release Price from the proceeds of the sale of the Oil and Gas Properties, which sale has been either (i) made in compliance with the provisions of Subsection 13(a)(ii) hereof, or (ii) approved in advance by all of the Lenders. The term "Release Price" as used herein shall mean a price determined by the Majority Lenders in their discretion based upon the loan collateral value of the Oil and Gas Properties being sold by Borrower or any Subsidiary Guarantor which such Lenders in their discretion (using such methodology, assumptions and discounts rates as such Lenders customarily use in assigning collateral value to oil and gas properties, oil and gas gathering systems, gas processing and plant operations) assign to such Oil and Gas Properties at the time in question. Any such prepayment of principal on the Notes required by this Section 12(p), shall not be in lieu of, but shall be in addition to, any mandatory prepayment of principal required to be paid pursuant to Section 9(b) hereof.

          (q)   Title Matters. Within sixty (60) days after the Effective Date with respect to the Oil and Gas Properties listed on Schedule "7" attached hereto, Borrower and each Subsidiary Guarantor shall furnish Agent with title opinions and/or title information reasonably satisfactory to Agent showing good and defensible title of Borrower or such Subsidiary Guarantor, as the case may be, to such Oil and Gas Properties subject only to the Permitted Liens. As to any Oil and Gas Properties hereafter specifically mortgaged to Agent, Borrower or such Subsidiary Guarantor will promptly (but in no event more than thirty (30) days following such specific mortgaging), furnish, if requested, Agent with title opinions and/or title information reasonably satisfactory to Agent showing good and defensible title of Borrower or such Subsidiary Guarantor, as the case may be, to such Oil and Gas Properties subject only to Permitted Liens. The obligation of the Borrower and the Subsidiary Guarantors to furnish title opinions and/or title information required by this Section 12(q) shall be limited to its obligation to furnish title opinions and other title information on not less than 80% of the Engineered Value of the Oil and Gas Properties of Borrower and the Subsidiary Guarantors, taken as a whole.

          (r)   Curative Matters. Within sixty (60) days after the Effective Date with respect to matters listed on Schedule "8" and, thereafter, within sixty (60) days after receipt by Borrower from Agent or its counsel of written notice of title defects the Agent reasonably requires to be cured, Borrower shall or shall cause a Subsidiary Guarantor to either (i) provide such curative information, in form and substance satisfactory to Agent, or (ii) substitute Oil and Gas Properties of value and quality satisfactory to the Agent for all of Oil and Gas Properties for which such title curative information was requested but upon which Borrower or such Subsidiary Guarantor elected not to provide such title curative information, and, within sixty (60) days of such substitution, provide title opinions or title information satisfactory to the Agent covering the Oil and Gas Properties so substituted. If the Borrower or a Subsidiary Guarantor fails to satisfy (i) or (ii) above within the time specified, the loan collateral value assigned by the Lenders to the Oil and Gas Properties for which such curative information was requested shall be deducted from the Borrowing Base resulting in a reduction thereof.

          (s)   Change of Principal Place of Business. Borrower shall give Agent at least thirty (30) days prior written notice of its intention to move its or any Guarantor's principal place of business from the address set forth in Section 17 hereof.

          (t)    Additional Collateral. The Borrower shall, and shall cause each Subsidiary Guarantor to, regularly monitor engineering data covering all producing Oil and Gas Properties and interests owned or acquired by Borrower or any Subsidiary Guarantor on or after the date hereof and to specifically mortgage or cause to be specifically mortgaged such of the same to Agent, for the ratable benefit of the Lenders, in substantially the form of the Security Instruments, as applicable, to the extent that the Lenders shall at all times during the existence of the Revolving Commitment be secured by perfected, registered Liens and security interests covering not less than ninety percent (90%) of the Engineered Value of all producing Oil and Gas Properties of Borrower and the Subsidiary Guarantors, taken as a whole. In addition, the Borrower agrees that in connection with the mortgaging of such additional Oil and Gas Properties, it shall within a reasonable time thereafter, deliver or cause to be delivered to the Agent such mortgage and title opinions and other title information with respect to the title and Lien status of such Oil and Gas Properties as may be necessary to maintain at all times a level of such title opinions and title information of not less than eighty percent (80%) of the Engineered Value of all Oil and Gas Properties mortgaged to the Agent for the ratable benefit of the Lenders.

          (u)   Cash Collateral Accounts. Each deposit account maintained by Borrower and each Subsidiary Guarantor shall be established and maintained with Agent (the "Operating Accounts"), subject to such rules and regulations as Agent may from time to time specify. Such Operating Accounts shall be the sole operating accounts of the Borrower and the Subsidiary Guarantors; provided that Borrower and the Subsidiary Guarantors may establish and maintain other operating accounts with Persons other than Agent so long as the aggregate balance of all such operating accounts not maintained with Agent does not exceed C$75,000 for Borrower and all Subsidiary Guarantors, taken as a whole. Such accounts shall be maintained with the Agent until all amounts due hereunder and under the Notes have been paid in full. To the extent not already so instructed, Borrower, and each Subsidiary Guarantor shall, within sixty (60) days of the Effective Date instruct and cause all monetary proceeds of production from the Oil and Gas Properties to be remitted to its Operating Accounts. Such proceeds of production shall not be redirected without the prior written consent of the Agent until such time as all indebtedness due Lenders by Borrower has been paid in full and the Commitment has been terminated. Borrower hereby grants, and Borrower shall cause each Subsidiary Guarantor to grant, a security interest to Lenders in and to its Operating Accounts (collectively, the "Cash Collateral Accounts") and all checks, drafts and other items ever received by any Lender for deposit therein. If any Event of Default shall occur and be continuing, Agent shall have the immediate right, without prior notice or demand, to take and apply against the Borrower's obligations hereunder any and all funds legally and beneficially owned by the Borrower and any Subsidiary Guarantor then or thereafter on deposit in the Cash Collateral Accounts for the ratable benefit of the Lenders.

          (v)   Subsidiary Guarantors. In the event that any Person is or becomes a Material Subsidiary of Borrower, Borrower shall (a) promptly cause such Subsidiary to become a Subsidiary Guarantor hereunder and, if required pursuant to the terms of this Agreement or otherwise required at the request of the Agent or Majority Lenders, take or cause such Subsidiary to take all actions and execute and deliver or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are necessary to grant and to perfect a first and prior Lien in favor of the Agent, for the benefit of Lenders, subject only to Permitted Liens, in such Subsidiary's Oil and Gas Properties, certain related equipment, oil and gas inventory and the proceeds thereof, and in the Capital Stock of such Subsidiary. With respect to each such Subsidiary, Borrower shall promptly send to Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedule "5" with respect to all Subsidiaries of Borrower; provided, such written notice shall be deemed to supplement Schedule "5" for all purposes hereof.

          (w)  Conduct of Business. Except as otherwise permitted under Section 13(f) hereof, Borrower will, and will cause each Subsidiary Guarantor to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a Canadian corporation, partnership or limited liability company, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except for such jurisdictions wherein the failure to maintain such authorization would not result in a Material Adverse Effect.

        13.   Negative Covenants. A deviation from the provisions of this Section 13 shall not constitute an Event of Default under this Agreement if such deviation is consented to in writing by Majority Lenders prior to the date of deviation. The Borrower will at all times comply, and cause each Guarantor to comply, with the covenants contained in this Section 13 from the date hereof and for so long as the Commitment is in existence or any amount is owed to the Agent or the Lenders under this Agreement or the other Loan Documents.

          (a)   Negative Pledge. Neither Borrower nor any Subsidiary Guarantor shall without the prior written consent of Majority Lenders:

            (i)    create, incur, assume or permit to exist any Lien, security interest or other encumbrance on any of its assets or properties except Permitted Liens; or

            (ii)   sell, lease, transfer or otherwise dispose of, in any fiscal year, any of its assets except for (A) sales, leases, transfers or other dispositions made in the ordinary course of Borrower's or any such Subsidiary Guarantor's oil and gas businesses (including sales of leasehold inventory), (B) other sales, leases, transfer or other dispositions made with the consent of Majority Lenders, except that any sale, lease, transfer or other disposition of Collateral shall require the consent of all Lenders, and (C) sales, leases or transfers or other dispositions made by Borrower and the Subsidiary Guarantors which do not exceed C$3,500,000 in the aggregate between Borrowing Base redeterminations.

          (b)   Consolidated Current Ratio. Borrower will not allow the Consolidated Current Ratio of the Company to be less than 1.0 to 1.0 as of the last day of any fiscal quarter beginning with the fiscal quarter ending on March 31, 2004.

          (c)   Debt Coverage Ratio. Borrower will not allow the ratio of the Company's Consolidated Funded Debt (i) as of the last day of the fiscal quarter ending March 31, 2004 to the Company's Consolidated EBITDA for the trailing four fiscal quarter period ending on such date to be greater than 4.35 to 1.00 and (ii) as of the last day of each fiscal quarter, beginning with the fiscal quarter ending June 30, 2004, to the Company's Consolidated EBITDA for the trailing four fiscal quarter period ending on such date to be greater than 4.00 to 1.00; provided that, in the event any such period includes the date or dates on which one or more Acquisitions occurred, the Company's Consolidated EBITDA shall be adjusted to give effect, on a pro forma basis, to such Acquisitions as if such Acquisitions occurred at the beginning of such period.

          (d)   Interest Coverage Ratio. Borrower will not allow the ratio of the Company's Consolidated EBITDA for the trailing four fiscal quarter period ending on the last day of each fiscal quarter, beginning with the fiscal quarter ending March 31, 2004, to the Company's Consolidated Interest Expense for such period to be less than 2.50 to 1.00.

          (e)   Senior Debt Coverage Ratio. Borrower will not allow the ratio of the Company's Consolidated Funded Debt (other than the Senior Notes) (i) as of the last day of the fiscal quarter ending March 31, 2004, to the Company's Consolidated EBITDA for the trailing four fiscal quarter period ending on such date to be greater than 3.25 to 1.00 and (ii) as of the last day of each fiscal quarter, beginning with the fiscal quarter ending June 30, 2004, to the Company's Consolidated EBITDA for the trailing four fiscal quarter period ending on such date to be greater than 3.00 to 1.00; provided that, in the event any such period includes the date or dates on which one or more Acquisitions occurred, the Company's Consolidated EBITDA shall be adjusted to give effect, on a pro forma basis, to such Acquisitions as if such Acquisitions occurred at the beginning of such period.

          (f)    Consolidations and Mergers. Neither Borrower nor any Subsidiary Guarantor will consolidate or merge with or into any other Person, except that (i) Borrower or any Subsidiary Guarantor may merge with another Person if Borrower or such Subsidiary Guarantor is the surviving entity in such merger or (ii) any Subsidiary Guarantor may merge with Borrower if Borrower is the surviving entity, or with any other Subsidiary Guarantor, if, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

          (g)   Debts, Guaranties and Other Obligations. Neither Borrower nor any Guarantor will incur, create, assume or in any manner become or be liable in respect of any indebtedness, nor guarantee or otherwise in any manner become or be liable in respect of any indebtedness, liabilities or other obligations of any other Person or entity, whether by agreement to purchase the indebtedness of any other Person or entity or agreement for the furnishing of funds to any other Person or entity through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person or entity, or otherwise, except that the foregoing restrictions shall not apply to:

            (i)    the Notes, any renewal or increase thereof, the Parent Guaranty and the Subsidiary Guaranties or other indebtedness of the Borrower heretofore disclosed to Lenders in the Financial Statements of the Company delivered pursuant to Section 10(f) of this Agreement or on Schedule "3" hereto; or

            (ii)   Taxes, assessments or other government charges which are not yet due or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by its auditors shall have been made therefor and levy and execution thereon have been stayed and continue to be stayed; or

            (iii)  indebtedness (other than in connection with a loan or lending transaction) incurred in the ordinary course of business, including, but not limited to indebtedness for drilling, completing, leasing and reworking oil and gas wells; or

            (iv)  obligations under Rate Management Transactions permitted pursuant to Section 13(l) hereof; or

            (v)   indebtedness of any Subsidiary Guarantor to Borrower or to any other Subsidiary Guarantor, or of Borrower to any Subsidiary Guarantor; provided, (i) all such indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a first priority Lien pursuant to a pledge agreement reasonably satisfactory to Agent, (ii) all such indebtedness shall be unsecured and subordinated in right of payment to the payment in full of all of the indebtedness, liabilities and obligations under this Agreement, the Notes and the other Loan Documents pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Agent, and (iii) any payment by any such Subsidiary Guarantor under any Subsidiary Guaranty shall result in a pro tanto reduction of the amount of any indebtedness owed by such

    Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made; or

            (vi)  indebtedness of Borrower to Taurus pursuant to the Addison Note provided that such indebtedness is subordinated to the indebtedness, liabilities and obligations of Borrower under this Agreement pursuant to the Subordination Agreement; or

            (vii) other indebtedness of any nature not in excess of C$25,000 in outstanding principal amount in the aggregate; or

            (viii) indebtedness of the U.S. Borrowers and the U.S. Subsidiary Guarantors pursuant to the U.S. Credit Agreement; or

            (ix)  the Senior Notes provided that the aggregate principal amount of such indebtedness does not exceed $350,000,000; or

            (x)   indebtedness of the U.S. Borrowers and the U.S. Subsidiary Guarantors permitted under the U.S. Credit Agreement and not otherwise described in the foregoing clauses (i) through (x); or

            (xi)  any renewals or extensions of (but not increases in) any of the foregoing.

          (h)   Restricted Payments. Neither Borrower nor any Subsidiary Guarantor will retire, redeem, or prepay prior to scheduled maturity any indebtedness other than obligations under this Agreement. Neither Borrower nor any Subsidiary Guarantor will declare or pay any cash dividend, purchase, redeem or otherwise acquire for value any of its Capital Stock now or hereafter outstanding, return any capital to or make any distribution of its assets to the holders of its Capital Stock except that the foregoing restrictions shall not apply to:

            (i)    the payment of dividends and distributions by any Subsidiary of Borrower to Borrower or any Subsidiary Guarantor; and

            (ii)   Borrower may pay cash dividends to the Company if, and only if, (A) immediately before and giving effect to any such dividend payment no Default or Event of Default shall exist, and (B) the total amount of all such dividends are used by the Company to purchase additional common stock issued by Borrower. Borrower will not retire, redeem or prepay prior to scheduled maturity any indebtedness other than obligations under this Agreement.

          (i)    Loans and Advances. Neither Borrower nor any Subsidiary Guarantor shall make or permit to remain outstanding any loans or advances to or in any Person or entity, except that the foregoing restriction shall not apply to:

            (i)    loans or advances to any Person, the material details of which have been set forth in the Financial Statements of the Company heretofore furnished to Lenders pursuant to Section 10(f) of this Agreement; or

            (ii)   advances made in the ordinary course of Borrower's or any Subsidiary Guarantor's oil and gas business; or

            (iii)  intercompany loans and advances among Borrower and the Subsidiary Guarantors to the extent permitted under clause (v) of Section 13(f).

          (j)    Receivables and Payables. Neither Borrower nor any Guarantor will discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of its notes receivable or accounts receivable.

          (k)   Nature of Business. Neither Borrower nor any Guarantor will permit any material change to be made in the character of its businesses as carried on at the date hereof.

          (l)    Transactions with Affiliates. Neither Borrower nor any Guarantor will enter into any transaction with any Affiliate, except transactions that are expressly permitted under Section 13 hereof and transactions upon terms that are no less favorable to it than would be obtained in a transaction negotiated at arm's length with an unrelated third party.

          (m)  Rate Management Transactions. Neither Borrower nor any Guarantor will enter into any Rate Management Transactions, except the foregoing prohibition shall not apply to (x) transactions consented to in writing by the Majority Lenders that are on terms acceptable to the Majority Lenders, or (y) Pre-Approved Contracts. Once Borrower or any Guarantor enters into a Rate Management Transaction, the terms and conditions of such Rate Management Transaction may not be amended or modified nor may such Rate Management Transaction be cancelled, without the prior written consent of Majority Lenders.

          (n)   Investments. Neither Borrower nor any Subsidiary Guarantor shall make any investments in any Person or entity, except such restriction shall not apply to:

            (i)    investments and direct obligations of the United States of America or any agency thereof;

            (ii)   investments in certificates of deposit or time deposits issued by the Lenders or certificates of deposit with maturities of less than one year, issued by other commercial banks in Canada having capital and surplus in excess of C$700,000,000 and which have a rating of "B" or above by Keefe-Bruyette; or

            (iii)  investments in insured money market funds, and other similar accounts at Agent or any Lender or such investment with maturities of less than ninety (90) days at other commercial banks having capital and surplus in excess of C$700,000,000 and which have a rating of "B" or above by Keefe-Bruyette; or

            (iv)  investments in commercial paper with maturities of less than one year with a rating of A-2 or higher from S&P or a rating of P-2 or higher from Moody's; or

            (v)   investments in Subsidiary Guarantors; or

            (vi)  investments consisting of loans and advances permitted under Section 13(h).

          (o)   Amendment to Articles of Organization. Neither Borrower nor any Guarantor will permit any material amendment to (i) with respect to any such corporation, its certificate or articles of incorporation or organization or its by-laws, (ii) with respect to any such limited partnership, its certificate of limited partnership or its partnership agreement, (iii) with respect to any such general partnership, its partnership agreement, and (iv) with respect to any such limited liability company, its articles of organization or its operating agreement.

          (p)   Issuance of Preferred Stock. Borrower shall not issue any preferred stock after the Effective Date.

          (q)   Outstanding Principal Balance of Addison Note. Until the Senior Notes are paid in full in cash, Borrower shall not permit the outstanding principal balance of the Addison Note to be less than $50,000,000 at any time.

          (r)   Modifications to the Senior Note Documents. Until all of the indebtedness, liabilities and obligations under the Notes, this Agreement and the other Loan Documents have been paid in full in cash and the Commitment has terminated, Borrower shall ensure that neither the Company nor any of its Subsidiaries will, without the prior written consent of Agent and the Majority Lenders, agree to any amendment, modification or supplement to the Senior Note Documents the effect of which is to (a) increase the maximum principal amount of the Senior Notes or rate of interest on any of the Senior Notes (other than as a result of the imposition of a default rate of interest in accordance with the terms of the Senior Note Documents), (b) change or add any event of default or any covenant with respect to the Senior Note Documents if the effect of such change or addition is to cause any one or more of the Senior Note Documents to be more restrictive on the Company or any of its Subsidiaries than such Senior Note Documents were prior to such change or addition, (c) change the dates upon which payments of principal or interest on the Senior Notes are due, (d) change any redemption or prepayment provisions of the Senior Notes, (e) alter the subordination provisions, if any, with respect to any of the Senior Note Documents, (f) change any of Sections 4.07(a), 10.06, 10.07 or 12.03 of the Indenture or the penultimate paragraph of each of Sections 9.01 or 9.02 of the Indenture, or (g) grant any Liens in any assets of the Company or any of its Subsidiaries, other than the Liens granted under the Senior Notes Second Lien Pledge Agreement as in effect on the date hereof.

        14.   Events of Default. Any one or more of the following events shall be considered an "Event of Default" as that term is used herein:

          (a)   Borrower shall fail to pay when due or declared due the principal of the Notes; or

          (b)   Borrower shall fail to pay when due accrued interest on any of the Notes or any fees or any other amount payable hereunder and such failure shall continue for a period of three (3) days following the due date; or

          (c)   Any representation or warranty made by Borrower under this Agreement, or in any certificate or statement furnished or made to the Agent and the Lenders pursuant hereto, or in connection herewith, or in connection with any document furnished hereunder, shall prove to be untrue in any material respect as of the date on which such representation or warranty is made (or deemed made), or any representation, statement (including financial statements), certificate, report or other data furnished or to be furnished or made by Borrower or any Guarantor under any Loan Document, including this Agreement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified; or

          (d)   Default shall be made in the due observance or performance of any of the covenants or agreements of the Borrower or any Guarantor contained in any Loan Document, including this Agreement (excluding covenants contained in Section 13 of the Agreement for which there is no cure period), and such default shall continue for more than thirty (30) days after written notice from Agent is received by Borrower (which notice may be given by Agent and shall be given by Agent upon request of Majority Lender); or

          (e)   Default shall be made in the due observance or performance of the covenants of Borrower or any Guarantor contained in Section 13 of this Agreement; or

          (f)    Default shall be made in respect of any obligation for borrowed money in excess of C$6,500,000, other than the Notes, for which Borrower or any Guarantor is liable (directly, by assumption, as guarantor or otherwise), or any obligations secured by any mortgage, pledge or other consensual security interest with respect thereto, on any asset or property of Borrower or any Guarantor or in respect of any agreement relating to any such obligations unless Borrower or such Guarantor is not liable for same (i.e., unless remedies or recourse for failure to pay such obligations is limited to foreclosure of the collateral security therefor), and if such default shall continue beyond the applicable grace period, if any; or

          (g)   Borrower or any Guarantor shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking an appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action authorizing the foregoing; or

          (h)   An involuntary case or other proceeding, shall be commenced against Borrower or any Guarantor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against Borrower or any Guarantor under the federal bankruptcy laws as now or hereinafter in effect; or

          (i)    Any receiver, receiver manager or similar officer is appointed over the Borrower or a Guarantor or over all of substantially all of the property and assets of the Borrower or a Guarantor and such receiver, receiver manager or similar official is not removed or discharged within twenty (20) days of such appointment; provided however, such grace period shall cease to apply if the Borrower or such Guarantor consents to such appointment, fails to diligently object and contest the appointment with appropriate proceedings, or if such receiver, receiver manager or similar official is not effectively stayed from realizing on the property and assets of the Borrower or such Guarantor; or

          (j)    A final judgment or order for the payment of money in excess of C$3,250,000 (or judgments or orders aggregating in excess of C$3,250,000) shall be rendered against Borrower or any Guarantor and such judgments or orders shall continue unsatisfied and unstayed for a period of thirty (30) days; or

          (k)   In the event the Total Outstandings shall at any time exceed the Borrowing Base established for the Notes, and the Borrower shall fail to comply with the provisions of Section 9(b) hereof; or

          (l)    A Change of Control shall occur; or

          (m)  A "Change of Control" under and as defined in the Indenture shall occur; or

          (n)   An Event of Default (under and as defined in the U.S. Credit Agreement) shall occur.

        Upon occurrence of any Event of Default specified in Sections 14(g), (h) or (i) hereof, the entire principal amount due under the Notes and all interest then accrued thereon, and any other liabilities of the Borrower hereunder, shall become automatically and immediately due and payable all without notice and without presentment, demand, protest, notice of protest or dishonor or any other notice of default of any kind, all of which are hereby expressly waived by the Borrower. Upon the occurrence of any other Event of Default, the Agent, upon request of Required Lenders, shall by written notice to the Borrower declare the principal of, and all interest then accrued on, the Notes and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which the Borrower hereby expressly waives, anything contained herein or in the Note to the contrary notwithstanding.

        Upon the occurrence and during the continuance of any Event of Default, the Lenders are hereby authorized at any time and from time to time, without notice to the Borrower or any Guarantor (any such notice being expressly waived by the Borrower and the Guarantors), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any of the Lenders to or for the credit or the account of the Borrower or any Guarantor against any and all of the indebtedness of the Borrower under the Notes and the Loan Documents, including this Agreement, irrespective of whether or not the Lenders shall have made any demand under the Loan Documents, including this Agreement or the Notes and although such indebtedness may be unmatured. Any amount set-off by any of the Lenders shall be applied against the indebtedness owed the Lenders by the Borrower pursuant to this Agreement and the Notes. The Lenders agree promptly to notify the Borrower and the affected Guarantor after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 14 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lenders may have.

        Notwithstanding the foregoing, after the occurrence of an Event of Default, the provisions of the Intercreditor Agreement shall apply with respect to the rights of the Agent and all Lenders under both this Agreement and the U.S. Credit Agreement.

        15.   The Agent and the Lenders.

          (a)   Appointment and Authorization. Each Lender hereby appoints Agent as its nominee and agent, in its name and on its behalf: (i) to act as nominee for and on behalf of such Lender in and under all Loan Documents; (ii) to arrange the means whereby the funds of Lenders are to be made available to the Borrower under the Loan Documents; (iii) to take such action as may be requested by any Lender under the Loan Documents (when such Lender is entitled to make such request under the Loan Documents); (iv) to receive all documents and items to be furnished to Lenders under the Loan Documents; (v) to be the secured party, mortgagee, beneficiary, and similar party in respect of, and to receive, as the case may be, any collateral for the benefit of Lenders; (vi) to execute, as agent, the Subordination Agreement and by such execution to bind each Lender to such Agreement; (vii) to promptly distribute to each Lender all material information, requests, documents and items received from the Borrower under the Loan Documents; (viii) to promptly distribute to each Lender such Lender's Pro Rata Part of each payment or prepayment (whether voluntary, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Documents and (ix) to deliver to the appropriate Persons requests, demands, approvals and consents received from Lenders. Each Lender hereby authorizes Agent to take all actions and to exercise such powers under the Loan Documents as are specifically delegated to Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto. With respect to its Commitment hereunder and the Notes issued to it, Agent and any successor Agent shall have the same rights under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Agent and any successor Agent in its capacity as a Lender. Agent and any successor Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of and generally engage in any kind of business with the Borrower, and any Person which may do business with the Borrower, all as if Agent and any successor Agent was not Agent hereunder and without any duty to account therefor to the Lenders; provided that, if any payments in respect of any property (or the proceeds thereof) now or hereafter in the possession or control of Agent which may be or become security for the obligations of the Borrower arising under the Loan Documents by reason of the general description of indebtedness secured or of property contained in any other agreements, documents or instruments related to any such other business shall be applied to reduction of the obligations of the Borrower arising under the Loan Documents, then each Lender shall be entitled to share in such application according to its Pro Rata Part thereof. Each Lender, upon request of any other Lender, shall disclose to all other Lenders all indebtedness and liabilities, direct and contingent, of the Borrower to such Lender as of the time of such request.

          (b)   Note Holders. From time to time as other Lenders become a party to this Agreement, Agent shall obtain execution by the Borrower of additional Notes in amounts representing the Commitment of each such new Lender, up to an aggregate face amount of all Notes not exceeding C$250,000,000 for the Revolving Commitment. The obligation of such Lender shall be governed by the provisions of this Agreement, including but not limited to, the obligations specified in Section 2 hereof. From time to time, Agent may require that the Lenders exchange their Notes for newly issued Notes to more accurately reflect the Commitment of the Lenders. Agent may treat the payee of any Note as the holder thereof until written notice of transfer has been filed with it, signed by such payee and in form satisfactory to Agent.

          (c)   Consultation with Counsel. Lenders agree that Agent may consult with legal counsel selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel. LENDERS ACKNOWLEDGE THAT GARDERE WYNNE SEWELL LLP AND FRASER MILNER CASGRAIN LLP ARE COUNSEL FOR BANK ONE, BOTH AS AGENT AND AS A LENDER, AND THAT SUCH FIRMS DO NOT REPRESENT ANY OF THE OTHER LENDERS IN CONNECTION WITH THIS TRANSACTION.

          (d)   Documents. Agent shall not be under a duty to examine or pass upon the validity, effectiveness, enforceability, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto or in connection therewith, and Agent shall be entitled to assume that the same are valid, effective, enforceable and genuine and what they purport to be.

          (e)   Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving written notice thereof to Lenders and the Borrowers, and Agent may be removed at any time with or without cause by Majority Lenders. If no successor Agent has been so appointed by Majority Lenders (and approved by the Borrower) and has accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent. Any successor Agent must be approved by Borrower, which approval will not be unreasonably withheld. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent, as the case may be, shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 15 shall continue in effect for its benefit in respect to any actions taken or omitted to be taken by it while it was acting as Agent. To be eligible to be an Agent hereunder the party serving, or to serve, in such capacity must own a Pro Rata Part of the Commitment equal to the level of Commitment required to be held by any Lender pursuant to Section 28 hereof. If at any time that an Event of Default is continuing for a period of 30 days and it is ascertained by the Agent, in its sole discretion, that the Agent (either directly or through one or more Affiliates) has a conflict of interest in acting as Agent under this Agreement, then the Agent shall promptly take appropriate steps, as determined by the Agent, to eliminate such conflict of interest.

          (f)    Responsibility of Agent. It is expressly understood and agreed that the obligations of Agent under the Loan Documents are only those expressly set forth in the Loan Documents as to each and that Agent, shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless Agent has actual knowledge of such fact or has received notice from a Lender or the Borrower that such Lender or the Borrower considers that a Default or an Event of Default has occurred and is continuing and specifying the nature thereof. Neither Agent nor any of its directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Agent shall not incur liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable. None of the Co-Documentation Agents, the Syndication Agent, the Arrangers nor the Sole Bookrunner shall have any responsibilities as an agent hereunder.

        Agent shall not be responsible to Lenders for any of the Borrower's recitals, statements, representations or warranties contained in any of the Loan Documents, or in any certificate or other document referred to or provided for in, or received by any Lender under, the Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of or any of the Loan Documents or for any failure by the Borrower to perform any of its obligations hereunder or thereunder. Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

        The relationship between Agent and each Lender is only that of agent and principal and has no fiduciary aspects. Nothing in the Loan Documents or elsewhere shall be construed to impose on Agent any duties or responsibilities other than those for which express provision is therein made. In performing its duties and functions hereunder, Agent does not assume and shall not be deemed to have assumed, and hereby expressly disclaims, any obligation or responsibility toward or any relationship of agency or trust with or for the Borrower or any of its beneficiaries or other creditors. As to any matters not expressly provided for by the Loan Documents, Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of all Lenders and such instructions shall be binding upon all Lenders and all holders of the Notes; provided, however, that Agent shall not be required to take any action which is contrary to the Loan Documents or applicable law.

        Agent shall have the right to exercise or refrain from exercising, without notice or liability to the Lenders, any and all rights afforded to Agent by the Loan Documents or which Agent may have as a matter of law; provided, however, Agent shall not (i) without the consent of Majority Lenders, take any other action with regard to amending the Loan Documents, waiving any default under the Loan Documents or taking any other action with respect to the Loan Documents. Provided further, however, that no amendment, waiver, or other action shall be effected pursuant to the preceding sentence without the consent of all Lenders which: (a) would increase the Borrowing Base, (b) would reduce any fees hereunder, or the principal of, or the interest on, any Lender's Note or Notes, (c) would postpone any date fixed for any payment of any fees hereunder, or any principal or interest of any Lender's Note or Notes, (d) would increase the aggregate Commitment or any Lender's individual Commitment hereunder or would materially alter Agent's obligations to any Lender hereunder, (e) would release Borrower from its obligation to pay any Lender's Note or Notes, (f) would change the definition of Majority Lenders or Required Lenders, (g) would waive any of the conditions precedent to the Effective Date, (h) would extend the Revolving Maturity Date, (i) would release and substitute any Collateral except for releases or substitutions of Collateral sold in compliance with the provisions of Subsection 13(a)(ii) hereof or (j) would amend this sentence or the previous sentence. Agent shall not have liability to Lenders for failure or delay in exercising any right or power possessed by Agent pursuant to the Loan Documents or otherwise unless such failure or delay is caused by the gross negligence of the Agent, in which case only the Agent responsible for such gross negligence shall have liability therefor to the Lenders.

          (g)   Independent Investigation. Each Lender severally represents and warrants to Agent that it has made its own independent investigation and assessment of the financial condition and affairs of the Borrower in connection with the making and continuation of its participation hereunder and has not relied exclusively on any information provided to such Lender by Agent in connection herewith, and each Lender represents, warrants and undertakes to Agent that it shall continue to make its own independent appraisal of the credit worthiness of the Borrower while the Notes are outstanding or its Commitment hereunder are in force. Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Borrower. Other than as provided in this Agreement, Agent shall not have any duty, responsibility or liability to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower which may come into the possession of Agent.

          (h)   Indemnification. Lenders agree to indemnify Agent, ratably according to their respective Commitment on a Pro Rata basis, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any proper and reasonable kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by Agent under the Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Each Lender shall be entitled to be reimbursed by the Agent for any amount such Lender paid to Agent under this Section 15(h) to the extent the Agent has been reimbursed for such payments by the Borrower or any other Person. THE PARTIES INTEND FOR THE PROVISIONS OF THIS SECTION TO APPLY TO AND PROTECT THE AGENT FROM THE CONSEQUENCES OF ANY LIABILITY INCLUDING STRICT LIABILITY IMPOSED OR THREATENED TO BE IMPOSED ON AGENT AS WELL AS FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING OR CONCURRING CAUSE OF ANY SUCH LIABILITY.

          (i)    Benefit of Section 15. The agreements contained in this Section 15 are solely for the benefit of Agent and the Lenders and are not for the benefit of, or to be relied upon by, the Borrower, any affiliate of the Borrower or any other Person.

          (j)    Pro Rata Treatment. Subject to the provisions of this Agreement, each payment (including each prepayment) by the Borrower and each collection by Lenders (including offsets) on account of the principal of and interest on the Notes and fees provided for in this Agreement, that are payable by the Borrower, shall be made Pro Rata; provided, however, in the event that any Defaulting Lender shall have failed to make an Advance as contemplated under Section 3 hereof and Agent or another Lender or Lenders shall have made such Advance, payment received by Agent for the account of such Defaulting Lender or Lenders shall not be distributed to such Defaulting Lender or Lenders until such Advance or Advances shall have been repaid in full to the Lender or Lenders who funded such Advance or Advances.

          (k)   Assumption as to Payments. Except as specifically provided herein, unless Agent shall have received notice from the Borrower prior to the date on which any payment is due to Lenders hereunder that the Borrower will not make such payment in full, Agent may, but shall not be required to, assume that the Borrower has made such payment in full to Agent on such date and

  Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to Agent, each Lender shall repay to Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Agent, at the interest rate applicable to such portion of the Loan.

          (l)    Other Financings. Without limiting the rights to which any Lender otherwise is or may become entitled, such Lender shall have no interest, by virtue of this Agreement or the Loan Documents, in (a) any present or future loans from, letters of credit issued by, or leasing or other financial transactions by, any other Lender to, on behalf of, or with the Borrower (collectively referred to herein as "Other Financings") other than the obligations hereunder; (b) any present or future guarantees by or for the account of the Borrower which are not contemplated by the Loan Documents; (c) any present or future property taken as security for any such Other Financings; or (d) any property now or hereafter in the possession or control of any other Lender which may be or become security for the obligations of the Borrower arising under any loan document by reason of the general description of indebtedness secured or property contained in any other agreements, documents or instruments relating to any such Other Financings.

          (m)  Interests of Lenders. Nothing in this Agreement shall be construed to create a partnership or joint venture between Lenders for any purpose. Agent, Lenders and the Borrower recognize that the respective obligations of Lenders under the Commitment shall be several and not joint and that neither Agent nor any of Lenders shall be responsible or liable to perform any of the obligations of the other under this Agreement. Each Lender is deemed to be the owner of an undivided interest in and to all rights, titles, benefits and interests belonging and accruing to Agent under the Security Instruments, including, without limitation, liens and security interests in any collateral, fees and payments of principal and interest by the Borrower under the Commitment on a Pro Rata basis. Each Lender shall perform all duties and obligations of Lenders under this Agreement in the same proportion as its ownership interest in the Loans outstanding at the date of determination thereof.

          (n)   Investments. Whenever Agent in good faith determines that it is uncertain about how to distribute to Lenders any funds which it has received, or whenever Agent in good faith determines that there is any dispute among the Lenders about how such funds should be distributed, Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Agent is otherwise required to invest funds pending distribution to the Lenders, Agent may invest such funds pending distribution (at the risk of the Borrower). All interest on any such investment shall be distributed upon the distribution of such investment and in the same proportions and to the same Persons as such investment. All monies received by Agent for distribution to the Lenders (other than to the Person who is Agent in its separate capacity as a Lender) shall be held by the Agent pending such distribution solely as Agent for such Lenders, and Agent shall have no equitable title to any portion thereof.

        16.   Exercise of Rights. No failure to exercise, and no delay in exercising, on the part of the Agent or the Lenders, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of the Agent and the Lenders hereunder shall be in addition to all other rights provided by law.

        17.   Notices. Any notices or other communications required or permitted to be given by this Agreement or any other documents or instruments referred to herein must be given in writing (which may be by bank wire, telecopy or similar writing) and shall be given to the party to whom such notice or communication is directed at the address or telecopy number of such party as follows:

(a) BORROWER: ADDISON ENERGY INC., Suite 1100, 635-8th Avenue S.W., Calgary, Alberta T2P 3M3, with a copy to Addison Energy Inc., c/o EXCO RESOURCES, INC., 12377 Merit Drive, Suite 1700, Dallas, Texas 75251, Facsimile No. (214) 368-2087, Attention: Douglas H. Miller, Chief Executive Officer and Attention: J. Douglas Ramsey, Chief Financial Officer, (b) SUBSIDIARY GUARANTORS: ADDISON ENERGY INC., Suite 1100, 635-8th Avenue S.W., Calgary, Alberta T2P 3M3, with a copy to Addison Energy Inc., c/o EXCO RESOURCES, INC., 12377 Merit Drive, Suite 1700, Dallas, Texas 75251, Facsimile No. (214) 368-2087, Attention: Douglas H. Miller, Chief Executive Officer and Attention: J. Douglas Ramsey, Chief Financial Officer, (c) AGENT: c/o BANK ONE, CANADA, NA, BCE Place, 161 Bay Street, Suite 4240, Toronto, Ontario, Canada M5J 2S1, Facsimile (416) 363-7574, Attention: Michael Tam with a copy to: Bank One, NA, 1717 Main Street, TX1-2448, Dallas, Texas 75201, Facsimile (214) 290-2332, Attention: Wm. Mark Cranmer, Director, Capital Markets, and (ii) Bank One, NA, Mail Code IL1-0634, 1 Bank One Plaza, Chicago, Illinois 60670-0634, Facsimile No.: (312) 732-4840, Attention: Jim Moore, and (c) LENDERS: at such Lender's address or facsimile number set forth below its name on Annex A attached hereto or in the assignment pursuant to which such Lender became a party hereto, with a copy to Bank One, NA, 1 Bank One Plaza, IL1-0429, Chicago, Illinois 60670, Attention: Syndication. Any such notice or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 17 and the appropriate answerback is received or receipt is otherwise confirmed, (b) if given by mail, three (3) days after deposit in the mails with first-class postage, prepaid, as addressed as aforesaid or (c) if given by any other method, when delivered at the address specified in this Section 17; provided, however, that notices to the Agent under Sections 2, 3, 4 or 5 hereof shall not be effective until received. Any notice required to be given to the Lenders shall be given to the Agent and distributed to all Lenders by the Agent.

        18.   Expenses. The Borrower shall pay (i) all reasonable and necessary out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Agent, in connection with the preparation of any Loan Document, any waiver or consent hereunder or any amendment hereof or any Default or Event of Default or alleged Default or Event of Default hereunder, (ii) all reasonable and necessary out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Agent in connection with the preparation of any participation agreement for a participant or participants requested by the Borrower or any amendment thereof and (iii) if a Default or an Event of Default occurs, all reasonable and necessary out-of-pocket expenses incurred by the Lenders, including reasonable fees and disbursements of counsel, in connection with such Default and Event of Default and collection and other enforcement proceedings resulting therefrom. THE BORROWER HEREBY ACKNOWLEDGES THAT GARDERE WYNNE SEWELL LLP AND FRASER MILNER CASGRAIN LLP ARE SPECIAL COUNSEL TO BANK ONE, AS AGENT AND AS A LENDER, UNDER THIS AGREEMENT AND SUCH FIRMS ARE NOT COUNSEL TO, NOR DO SUCH FIRMS REPRESENT THE BORROWER IN CONNECTION WITH THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT. The Borrower is relying on separate counsel in the transaction described herein. The Borrower shall indemnify the Lenders against any transfer Taxes, document Taxes, assessments or charges made by any governmental authority by reason of the execution, delivery and filing of the Loan Documents. The obligations of this Section 18 shall survive any termination of this Agreement, the expiration of the Loans and the payment of all indebtedness of the Borrower to the Lenders hereunder and under the Notes.

        19.   Indemnity. The Borrower agrees to indemnify and hold harmless Agent, the Lenders, the Arrangers, the Sole Bookrunner and their respective officers, employees, agents, attorneys and representatives (singularly, an "Indemnified Party", and collectively, the "Indemnified Parties") from and against any loss, cost, liability, damage or expense (including the reasonable fees and out-of-pocket expenses of counsel to the Indemnified Parties, including all local counsel hired by such counsel) ("Claim") incurred by the Indemnified Parties in investigating or preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal or provincial securities law, federal, provincial or state environmental law, or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon any acts, practices or omissions or alleged acts, practices or omissions of the Borrower or its agents or arises in connection with the duties, obligations or performance of the Indemnified Parties in negotiating, preparing, executing, accepting, keeping, completing, countersigning, issuing, selling, delivering, releasing, assigning, handling, certifying, processing or receiving or taking any other action with respect to the Loan Documents and all documents, items and materials contemplated thereby even if any of the foregoing arises out of an Indemnified Party's ordinary negligence. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to the Lenders hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the Loans and the payment of all indebtedness of the Borrower to the Lenders hereunder and under the Notes, provided that the Borrower shall have no obligation under this Section to a Lender with respect to any of the foregoing arising out of the gross negligence or willful misconduct of any Lender. If any Claim is asserted against any Indemnified Party, the Indemnified Party shall endeavor to notify the Borrower of such Claim (but failure to do so shall not affect the indemnification herein made except to the extent of the actual harm caused by such failure). The Indemnified Party shall have the right to employ, at the Borrower's expense, counsel of the Indemnified Parties' choosing and to control the defense of the Claim. The Borrower may at its own expense also participate in the defense of any Claim. Each Indemnified Party may employ separate counsel in connection with any Claim to the extent such Indemnified Party believes it reasonably prudent to protect such Indemnified Party. THE PARTIES INTEND FOR THE PROVISIONS OF THIS SECTION TO APPLY TO AND PROTECT EACH INDEMNIFIED PARTY FROM THE CONSEQUENCES OF ANY LIABILITY INCLUDING STRICT LIABILITY IMPOSED OR THREATENED TO BE IMPOSED ON AGENT AS WELL AS FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING, OR CONCURRING CAUSE OF ANY CLAIM.

        20.   Governing Law. THIS AGREEMENT IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED, IN THE PROVINCE OF ALBERTA, CANADA AND THE SUBSTANTIVE LAWS OF THE PROVINCE OF ALBERTA, CANADA SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND ALL OTHER DOCUMENTS AND INSTRUMENTS REFERRED TO HEREIN, UNLESS OTHERWISE SPECIFIED THEREIN.

        21.   Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

        22.   Maximum Interest Rate. If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of "interest" at a "criminal rate" (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Lender of "interest" at a "criminal rate" ("Maximum Rate").

        23.   Amendments. This Agreement may be amended only by an instrument in writing executed by an authorized officer of the party against whom such amendment is sought to be enforced. No modification or waiver of any provision of the Loan Documents, including this Agreement, or the

Notes nor consent to departure therefrom, shall be effective unless in writing signed by Borrower and Majority Lenders (or by Agent on behalf of Majority Lenders) subject to the additional requirements of Section 15(f) hereof, to the extent applicable. No such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other circumstances without such notice or demand.

        24.   Multiple Counterparts. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. However, this Agreement shall bind no party until the Borrowers, Agent and Lenders have executed a counterpart. Facsimiles shall be effective as originals.

        25.   Conflict. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the Loan Documents, the terms or provisions contained in this Agreement shall be controlling.

        26.   Survival. All covenants, agreements, undertakings, representations and warranties made in the Loan Documents, including this Agreement, the Notes or other documents and instruments referred to herein shall survive all closings hereunder and shall not be affected by any investigation made by any party.

        27.   Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legal representatives and estates, provided, however, that the Borrower may not, without the prior written consent of all of the Lenders, assign any rights, powers, duties or obligations hereunder.

        28.   Assignments and Participations.

          (a)   Permitted Purchasers and Minimum Amount. Any Lender may at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit "F" or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or (unless the Borrower and the Agent otherwise consents) be in an aggregate amount not less than C$7,000,000. The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the "Trade Date," if the "Trade Date" is specified in the assignment.

          (b)   Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default or Event of Default has occurred and is continuing. The consent of the Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. Any consent required under this Section 28(b) shall not be unreasonably withheld or delayed.

          (c)   Assignment. Upon (i) delivery to the Agent of an assignment, together with any consents required by Sections 28(a) and 28(b), and (ii) payment of a C$3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent or CSFB Toronto Branch is the assignor with respect to such assignment in which event such fee is deemed waived), such assignment shall become effective on the effective date specified in such assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to the Intercreditor Agreement, this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Loans assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent. In the case of an assignment covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Section 28(a), 28(b), 28(c) and 28(d) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 28(e). Upon the consummation of any assignment to a Purchaser pursuant to this Section 28(c), the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

          (d)   Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Toronto, Canada a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (e)   Participations. Any Lender may at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing such Lender, any Note held by such Lender, any Commitment of such Lender or any interest of such Lender under the Loan Documents hereunder to one or more pension plans, investment funds, insurance companies, financial institutions or other Persons, provided, that:

            (i)    each Lender shall retain the sole right to vote hereunder, and no Participant shall be entitled to vote hereunder on decisions requiring consent or approval of Lender, Majority Lenders or Required Lenders;

            (ii)   in the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interest and Agent and Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

            (iii)  The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 14 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 14 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 14, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 14 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Section 5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 28(a), provided that a Participant shall not be entitled to receive any greater payment under Section 5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower.

          (f)    Information. The Borrower authorizes each Lender to disclose to any Participant or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 29 of this Agreement.

        29.   Confidentiality. Agent and each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to Agent, such Lender or to an assignee, participant, or prospective assignee or participant, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which Agent or such Lender is a party, (vi) to Agent's or such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 28, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. Notwithstanding anything herein to the contrary, confidential information shall not include, and Agent and each Lender (and each employee, representative or other agent of Agent or any Lender) may disclose to any and all Persons, without limitation of any kind, the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to Agent or such Lender relating to such tax treatment or tax structure; provided that with respect to any document or similar item that in either case contains information concerning such tax treatment or tax structure of the transactions contemplated hereby as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure.

        30.   Choice of Forum: Consent to Service of Process and Jurisdiction. THE OBLIGATIONS OF BORROWER UNDER THE LOAN DOCUMENTS ARE PERFORMABLE IN THE PROVINCE OF ALBERTA, CANADA. ANY SUIT, ACTION OR PROCEEDING AGAINST THE BORROWER WITH RESPECT TO THE LOAN DOCUMENTS OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF, MAY BE BROUGHT IN THE COURTS OF THE PROVINCE OF ALBERTA, CANADA, AND THE BORROWER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH SUIT, ACTION OR PROCEEDING. THE BORROWER HEREBY IRREVOCABLY CONSENTS

TO SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN SAID COURT BY THE MAILING THEREOF BY LENDER BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER, AT THE ADDRESS FOR NOTICES AS PROVIDED IN SECTION 17. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT BROUGHT IN THE COURTS LOCATED IN THE PROVINCE OF ALBERTA, CANADA AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

        31.   Waiver of Jury Trial. THE BORROWER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        32.   Other Agreements. THIS WRITTEN CREDIT AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

        33.   Financial Terms. All accounting terms used in this Agreement which are not specifically defined herein shall be construed in accordance with GAAP.

        34.   Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Annex, Exhibit or Schedule shall be to a Section, Annex, Exhibit or Schedule, as the case may be, hereof unless otherwise specifically provided. The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

        35.   Original Credit Agreement. Effective upon the Effective Date, this Agreement shall supersede in its entirety the Original Credit Agreement; provided, however, that all loans, and other indebtedness, obligations and liabilities outstanding under the Original Credit Agreement on such date shall continue to constitute Loans, and other indebtedness, obligations and liabilities under this Agreement and the execution and delivery of this Agreement or any of the Loan Documents hereunder shall not constitute a novation, refinancing or any other fundamental change in the relationship among the parties and the Loans, and other indebtedness, obligations and liabilities outstanding hereunder, to the extent outstanding under the Original Credit Agreement immediately prior to the date hereof, shall constitute the same loans, and other indebtedness, obligations and liabilities as outstanding under the Original Credit Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:
ADDISON ENERGY INC.
By:	/s/ J. DOUGLAS RAMSEY Name: J. Douglas Ramsey Title: Vice President and Chief Financial Officer

LENDERS:
BANK ONE, NA, CANADA BRANCH as a Lender and as Administrative Agent
By:	/s/ WM. MARK CRANMER Name: Wm. Mark Cranmer Title: Director, Capital Markets

BNP PARIBAS (CANADA) as a Lender and as Syndication Agent
By:	/s/ EDWARD PAK Name: Edward Pak Title: Assistant Vice President
By:	/s/ MICHAEL GOSSELIN Name: Michael Gosselin Title: Director

COMERICA BANK, CANADA BRANCH as a Lender
By:	/s/ ROBERT C. ROSEN Name: Robert C. Rosen Title: Vice President

THE BANK OF NOVA SCOTIA as a Lender and as a Co-Documentation Agent
By:	/s/ BRIAN WILLIAMSON Name: Brian Williamson Title: Director

JPMORGAN CHASE BANK, TORONTO BRANCH as a Lender
By:	/s/ CHRISTINE CHAN Name: Christine Chan Title: Vice President

THE TORONTO-DOMINION BANK as a Lender and as a Co-Documentation Agent
By:	/s/ PARIN KANJI Name: Parin Kanji Title: Assistant Manager, Credit Administration and Compliance

UNION BANK OF CALIFORNIA CANADA BRANCH as a Lender
By:	/s/ JAMES G. CHEPYHA Name: James G. Chepyha Title: Vice President

CREDIT SUISSE FIRST BOSTON TORONTO BRANCH as a Lender
By:	/s/ ALAIN DAOUST Name: Alain Daoust Title: Director
By:	/s/ PETER CHAUVIN Name: Peter Chauvin Title: Vice President

BANK OF AMERICA N.A., by its Canada branch as a Lender
By:	/s/ MEDINA SALES DE ANDRADE Name: Medina Sales de Andrade Title: Assistant Vice-President

ANNEX A
COMMITMENT PERCENTAGES

LENDER		COMMITMENT PERCENTAGE
Bank One, NA, Canada Branch BCE Place 161 Bay Street, Suite 4240 Toronto, Ontario Canada M5J 2S1		14.28571%
Attention:	Michael N. Tam, Director
Telephone:	416.365.5261
Facsimile:	416.363.7574
BNP Paribas (Canada) Suite 4100, Royal Trust Tower 77 King Street West Toronto, Ontario, Canada M5K 1N8		13.33333%
Attention:	Edward Pak
Telephone:	416.365.6718
Facsimile:	416.947.3538
The Bank of Nova Scotia 2000, 700-2nd St., S.W. Calgary, Alberta, Canada T2P 2N7		13.33333%
Attention:	Linda Adams
Telephone:	403.221.6469
Facsimile:	403.221.6431
Comerica Bank (Canada Branch) Suite 2210, Royal Bank Plaza, South Tower 200 Bay Street Toronto, Ontario, Canada M5J 2J2		9.52381%
Attention:	Janie Woon/Nelly Pires
Telephone:	416.367.3113, ext. 237 (Janie Woon)
	416.367.3113, ext. 234 (Nelly Pires)
Facsimile:	416.367.3325
JPMorgan Chase Bank, Toronto Branch 200 Bay Street, Suite 1800 Royal Bank Plaza, South Tower Toronto, Ontario, Canada M5J 2J2		4.76190%
Attention:	Ramona Sankar
Telephone:	416.981.9144
Facsimile:	416.981.9128

The Toronto-Dominion Bank 66 Wellington Street, 38th Floor Toronto, Ontario, Canada M5K 1A2		13.33333%
Attention:	Annie Dorval/Eric Duchesne
Telephone:	416.982.7743
Facsimile:	416.982.8619
Union Bank of California, Canada Branch 440 2nd Ave., S.W., Suite 730 Calgary, Alberta, Canada T2P 5K3		11.90476%
Attention:	Karen Andersen/Miriam Hooker
Telephone:	403.264.2700 (Karen Andersen)
	323.278.7397 (Miriam Hooker)
Facsimile:	403.264.2770 (Karen Andersen)
	323.720.6173 (Miriam Hooker)
Credit Suisse First Boston Toronto Branch 1 First Canadian Place Suite 3000, P.O. Box 301 Toronto, Ontario, Canada M5X 1C9		12.38095%
Attention:	Alain Daoust
Telephone:	416.352.4527
Facsimile:	416.352.4576
Bank of America N.A. (Canada Branch) 200 Front Street West, Suite 2700 Toronto, Ontario M5V-3L2		7.14286%
Attention:	Medina Sales de Andrade, AVP
Telephone:	416.349.5433
Facsimile:	416.349.4283
With a copy to:
Bank of America N.A. 901 Main Street, 7th Floor Dallas, Texas 75202-3714
Attention:	Tim Leach, SVP
Telephone:	214.209.0715
Facsimile:	214.209.9560

PRICING SCHEDULE
APPLICABLE MARGIN

Borrowing Base Usage	Applicable Margin for Prime Rate Loans	Applicable Margin for BA Rate Loans[1]	Applicable Margin for Unused Commitment Fee
Greater than 100%	2.00%	3.00%	.50%
Greater than or equal to 90% and less than or equal to 100%	1.00%	2.00%	.50%
Greater than or equal to 75% and less than 90%	.75%	1.75%	.50%
Greater than or equal to 50% and less than 75%	.50%	1.50%	.375%
Less than 50%	.25%	1.25%	.375%

QuickLinks

  Exhibit 10.7
  EXECUTION COPY
THIRD AMENDED AND RESTATED CREDIT AGREEMENT AMONG ADDISON ENERGY INC. AS BORROWER, AND BANK ONE, NA, CANADA BRANCH AND THE INSTITUTIONS NAMED HEREIN AS LENDERS, BANK ONE, NA, CANADA BRANCH AS ADMINISTRATIVE AGENT AND BNP PARIBAS (CANADA) AS SYNDICATION AGENT AND THE BANK OF NOVA SCOTIA AND THE TORONTO-DOMINION BANK AS CO-DOCUMENTATION AGENTS AND BANC ONE CAPITAL MARKETS, INC. AND CREDIT SUISSE FIRST BOSTON AS JOINT LEAD ARRANGERS AND BANC ONE CAPITAL MARKETS, INC. AS SOLE BOOKRUNNER JANUARY 27, 2004 C$250,000,000 CANADIAN REVOLVING CREDIT
TABLE OF CONTENTS
THIRD AMENDED AND RESTATED CREDIT AGREEMENT
W I T N E S S E T H
ANNEX A COMMITMENT PERCENTAGES